UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Matrix Service Company

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MATRIX SERVICE COMPANY

5100 East Skelly Drive, Suite 500

Tulsa, Oklahoma 74135

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Matrix Service Company:

You are invited to attend the Annual Meeting of the Stockholders (the “Annual Meeting”) of Matrix Service Company, a Delaware corporation (the “Company” or “Matrix”), which is scheduled to be held at the Company’s corporate headquarters, 5100 East Skelly Drive, Tulsa, Oklahoma, on the 31st day of October 2017, at 2:00 PM , Central Time, for the following purposes:

1.	To elect seven director nominees to serve as members of the Board of Directors of the Company (the “Board”) until the 2018 Annual Meeting of Stockholders or until their successors have been elected and qualified;

2.	To consider and act upon a proposal to ratify the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2018;

3.	To conduct an advisory vote on executive compensation;

4.	To conduct an advisory vote regarding the frequency for which stockholders will have an advisory vote to approve the compensation paid to certain executive officers; and

5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board has fixed the close of business on September 7, 2017 as the record date for the meeting (the “Record Date”), and only holders of the Company’s common stock at such time are entitled to notice of and to vote at the meeting.

The Board unanimously recommends that you vote on the proxy card or voting instruction form FOR the election of each nominee proposed by the Board and in accordance with the Board’s recommendations on the other proposals.

The nominees of the Board for election as directors of the Company are listed in the accompanying proxy statement and proxy card. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF WHETHER OR NOT YOU PLAN TO ATTEND. ACCORDINGLY, AFTER READING THE ACCOMPANYING PROXY STATEMENT, PLEASE FOLLOW THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD AND PROMPTLY SUBMIT YOUR PROXY BY TELEPHONE, INTERNET OR MAIL AS DESCRIBED ON THE PROXY CARD. PLEASE NOTE THAT EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU VOTE USING THE ENCLOSED PROXY CARD PRIOR TO THE ANNUAL MEETING TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED. EVEN IF YOU VOTE YOUR SHARES PRIOR TO THE ANNUAL MEETING, IF YOU ARE A RECORD HOLDER OF SHARES, OR A BENEFICIAL HOLDER WHO OBTAINS A “LEGAL” PROXY FROM YOUR BROKER, BANK, TRUSTEE, OR NOMINEE, YOU STILL MAY ATTEND THE ANNUAL MEETING AND VOTE YOUR SHARES IN PERSON.

Regardless of the number of shares of common stock of the Company that you own, your vote will be important. Thank you for your continued support, interest and investment in Matrix Service Company.

By Order of the Board

Kevin S. Cavanah Secretary

September 15, 2017

Tulsa, Oklahoma

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: Stockholders may view this proxy statement, the accompanying proxy card and our 2017 Annual Report to Stockholders over the Internet by accessing our website at matrixservicecompany.com.

MATRIX SERVICE COMPANY

5100 East Skelly Drive, Suite 500

Tulsa, Oklahoma 74135

PROXY STATEMENT—TABLE OF CONTENTS

MATRIX SERVICE COMPANY

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on October 31, 2017

This proxy statement, along with a proxy card and our 2017 Annual Report, is first being mailed to stockholders on or about September 26, 2017

SOLICITATION AND REVOCATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors (the “Board”) of Matrix Service Company (“Matrix”, the “Company”, “we”, “our” or “us”) for use at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”), which is scheduled to be held at 2:00 PM, Central Time on October 31, 2017, and at any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of 2017 Annual Meeting of Stockholders. The Annual Meeting is scheduled to be held at the Company’s corporate headquarters, 5100 East Skelly Drive, Tulsa, Oklahoma. This proxy statement and accompanying proxy card were first sent on or about September 26, 2017 to stockholders of record on September 7, 2017 (the “Record Date”). The annual report of the Company on Form 10-K for the fiscal year ended June 30, 2017 accompanies this proxy statement.

If the accompanying proxy card is properly executed and returned or a stockholder votes his or her proxy by Internet or telephone, the shares represented by the proxy will be voted at the Annual Meeting in accordance with the directions noted thereon or, if no direction is indicated, those shares will be voted FOR each of the Board’s nominees in respect of Proposal 1, FOR Proposals 2 and 3 and “1 Year” in respect of Proposal 4. In addition, the proxy confers authority on the persons named in the proxy card to vote, in their discretion, on any other matters properly presented at the Annual Meeting. The Board is not currently aware of any other such matters. Any stockholder who has given a proxy, whether by mail, Internet or telephone, has the power to revoke it at any time before it is voted by executing a subsequent proxy and sending it to Kevin S. Cavanah, Secretary, Matrix Service Company, 5100 East Skelly Drive, Suite 500, Tulsa, Oklahoma 74135, or by a later dated vote by Internet or by telephone. The proxy also may be revoked if the stockholder is present at the meeting and elects to vote in person.

The expenses of this proxy solicitation, including the cost of preparing and mailing this proxy statement and enclosed proxy card, will be borne by the Company. Such expenses will also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding solicitation materials regarding the Annual Meeting to beneficial owners of the Company’s common stock. In addition to solicitation by mail, certain directors, officers and regular employees of the Company may solicit proxies in person or by telephone, electronic transmission and facsimile transmission. Other than the persons described in this proxy statement, no general class of employee of the Company will be employed to solicit stockholders in connection with this proxy solicitation. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation. Any such directors, officers or employees will not be additionally compensated, but may be reimbursed for their out-of-pocket expenses in connection therewith.

STOCKHOLDERS ENTITLED TO VOTE

At the close of business on the Record Date, there were 26,722,392 shares of the Company’s common stock, par value $0.01 per share, outstanding. Each outstanding share of our common stock is entitled to one vote upon each of the matters to be voted on at the Annual Meeting. There is no cumulative voting with respect to the election of directors. The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock is required for a quorum for the transaction of business.

If you hold your shares through an account with a bank or broker, the bank or broker may vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority to vote shares on certain matters (such as the ratification of auditors) when their customers do not provide voting instructions. However, on other matters (such as the election of directors), when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. Please note that an uncontested election of directors is no longer considered a routine matter. This means that brokers may not vote your shares on the election of directors if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted. On August 11, 2017, Engine Capital, L.P. (“Engine Capital”), which indicated that it beneficially owned, together with its nominees and certain affiliates, an aggregate of 447,866 shares of our common stock (representing approximately 1.7% of our outstanding common stock), delivered notice to the Company of its intention to nominate two director candidates for election to the Board at the Annual Meeting. On September 11, 2017, the Company received a written notice from Engine Capital, stating that it was withdrawing such director nomination. As a result, the election of directors at the Annual Meeting is considered an uncontested election.

Votes withheld from nominees for directors, abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by the Board. Abstentions may be specified on all proposals, except the election of directors. The following vote is needed in order for the various proposals to be adopted:

Proposal 1-Election of Directors. Votes may be cast in favor of or withheld from each nominee. The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. Votes that are withheld will have no effect on the vote.

Proposal 2-Ratification of Independent Registered Public Accounting Firm. The appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2018 will be ratified if a majority of the shares of common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting vote in favor. Abstentions will have the effect of a vote against the proposal.

Proposal 3-Advisory Vote on Executive Compensation. The approval, on an advisory basis, of the compensation paid to our executive officers named in this proxy statement requires the affirmative vote of a majority of the shares of common stock present or represented by proxy and entitled to vote thereon at the Annual Meeting. Abstentions will have the effect of a vote against the proposal.

Proposal 4-Advisory Vote on Frequency of Future Advisory Vote on Executive Compensation. The option of one year, two years or three years that receives the greatest number of affirmative votes will be considered to be the preferred option of stockholders. Abstentions will have no effect on the vote.

A “broker non-vote” will have no effect on the outcome of the election of directors or Proposals 2, 3 and 4.

PROPOSAL NUMBER 1:

Election of Directors

Incumbent directors Messrs. Michael J. Hall and I. Edgar (Ed) Hendrix are not seeking re-election. They will retire from the Board as of the date of the Annual Meeting in accordance with the Board’s mandatory retirement policy. Mr. Hall has served the Company since October 1998 in various roles including CFO, CEO, director and Chairman of the Board since 2006. Mr. Hendrix has served on the Board since October 2000 as a director, Chairman of the Board from March 2005 until November of 2006 and as Chairman of the Audit Committee. The Board appreciates Messrs. Hall and Hendrix’ service to the Company as well as their valuable insight and business advice over the years.

The Company’s Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws provide that the number of directors on the Board be fixed from time to time by the Board but shall not be less than three nor more than 15 persons. In anticipation of the retirement of Messrs. Hall and Hendrix, the Board recently added John D. Chandler and Martha Z. Carnes as two new directors. The Board size is temporarily fixed at nine but will be reduced to seven as of the date of the Annual Meeting. Directors hold office until the next annual meeting of the stockholders of the Company or until their successors have been elected and qualified.

In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board has unanimously nominated the seven nominees identified below. The Board recommends that you vote “For” the election of its seven nominees. Proxies solicited by the Board will be voted “For” all seven nominees unless stockholders specify otherwise in their proxies.

Each of the Board’s nominees has consented to serve as a nominee, to serve as a director if elected and to be named as a nominee in this proxy statement. If, at the time of the Annual Meeting, any of the nominees is unable to serve or for good cause will not serve, the discretionary authority provided in the proxies solicited by the Board may be used to vote for a substitute or substitutes who may be recommended by the Nominating and Corporate Governance Committee and whom the Board may propose to replace such nominee. The Board has no reason to believe that any substitute nominee or nominees will be required.

Each of our directors possesses a combination of attributes that qualifies him or her for service on the Board. The directors were specifically recruited for these attributes, which include business experience specifically related to the industries in which we operate, knowledge based on specialized education or training such as accounting and finance, and senior executive management experience that demonstrates leadership qualities and a practical understanding of organizations, processes, business strategies, risk management and how to drive change and growth. We believe that the qualifications, skills and experiences of the directors, individually and collectively, have resulted in the Board being highly effective.

Nominated Director Biographies

Set forth below is biographical information for each of the Board’s nominees for election as a director at the Annual Meeting, including a summary of the specific experience, qualifications, attributes and skills which led our Board to conclude that the individual should serve on the Board at this time, in light of the Company’s business and structure.

Martha Z. Carnes, age 57, has served as a director of the Company since July 2017. Ms. Carnes retired from PricewaterhouseCoopers LLP (“PwC”) in June 2016, where she had a thirty-four year career with the firm. She was an assurance partner serving large, publicly traded companies in the energy industry. Ms. Carnes held a number of leadership positions with PwC including the Houston office Managing Partner. She also served as PwC’s Energy and Mining leader in the United States where she led the firm’s energy and mining assurance, tax, and advisory practices. Ms. Carnes also served as one of PwC’s Risk Management Partners and was PwC’s United States representative on the firm’s Global Communities Board. She also serves on the Supervisory Board of Core Laboratories N.V., a Netherlands company that provides reservoir description and production enhancement services to the oil and gas industry, and is the Chairman of the Audit Committee. Effective September 1, 2017, Ms. Carnes was appointed to the board of directors of SunCoke Energy Partners GP LLC, the general partner of SunCoke Energy Partners LP. She serves on both the audit and conflicts committees. Ms. Carnes is the Chairman of the Governing Board of the Greater Houston Community Foundation, and has chaired their Compensation, Strategy, and Finance & Administration Committees. She is also a member of the Board of Trustees at Texas Children’s Hospital where she serves on the Audit and Compliance; Operations, Planning and Development; and Risk Management and Insurance Committees. Ms, Carnes received her B.B.A. in accounting from the University of Texas at Austin and she is a certified public accountant.

The specific experience, qualifications, attributes or skills that led to the conclusion Ms. Carnes should serve as a Director include her extensive expertise in financial oversight, financial reporting and broad accounting knowledge gained from working with and auditing public companies in the energy industry and her operational and leadership experience at PwC.

John D. Chandler, age 47, has served as a director of the Company since June 2017. On August 28, 2017, Mr. Chandler was appointed as Senior Vice President and Chief Financial Officer for The Williams Companies, Inc. (“Williams). Mr. Chandler has served as a director of USA Compression GP, LLC, the general partner of USA Compression Partners, LP, since October 2013; serving also as the audit committee chairman during his tenure. Mr. Chandler previously served on the board of directors and the audit committee of CONE Midstream GP, LLC, the general partner of CONE Midstream Partners LP, and on the board of directors and audit committee of Green Plains Holdings LLC, the general partner of Green Plains Partners LP. From 2009 until his retirement in March 2014, Mr. Chandler served as Senior Vice President and Chief Financial Officer of Magellan GP, LLC, the general partner of Magellan Midstream Partners, LP. (NYSE:MMP) From 2003 until 2009, he served in the same capacities for the general partner of Magellan Midstream Holdings, L.P. From 1999 to 2002, Mr. Chandler was Director of Financial Planning and Analysis and Director of Strategic Development for a subsidiary of Williams. From 1992 to 1999, Mr. Chandler held various accounting and finance positions with MAPCO Inc. Mr. Chandler received his B.S. and B.A. in accounting and finance from the University of Tulsa.

The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Chandler should serve as a Director include his long history of service in senior corporate leadership positions, his extensive experience in the energy industry, his extensive financial oversight expertise and his understanding of complex financial matters gained from his experience as a CFO of a large publicly traded company.

John W. Gibson, age 65, has served as a director of the Company since April 2016. Mr. Gibson is currently the non-executive Chairman of the Board of ONEOK, Inc. Mr. Gibson also served as the non-executive Chairman of the Board of ONEOK Partners GP, L.L.C., the general partner of ONEOK Partners, L.P. until its merger with a subsidiary of ONEOK, Inc. in June 2017. He served as Chief Executive Officer at ONEOK, Inc. from January 1, 2007 to January 31, 2014. He was appointed Chairman of the Board of ONEOK Partners GP, L.L.C. in 2007 and of ONEOK, Inc. in May 2011, and served as ONEOK, Inc.’s President from 2010 through 2011. He also served as Chief Executive Officer of ONEOK Partners GP, L.L.C. from 2007 until January 31, 2014, and served as President from 2010 through 2011. From 2005 until May 2006, he was President of ONEOK Energy Companies, which included natural gas gathering and processing, natural gas liquids, pipelines and storage and energy services business segments. Prior to that, he was ONEOK, Inc.’s President, Energy from May 2000 to 2005. Mr. Gibson joined ONEOK in May 2000 from Koch Energy, Inc., a subsidiary of Koch Industries, where he was an Executive Vice President. His career in the energy industry began in 1974 as a refinery engineer with Exxon USA. He spent 18 years with Phillips Petroleum Company in a variety of domestic and international positions in its natural gas, natural gas liquids and exploration and production businesses. He holds an engineering degree from Missouri University of Science and Technology, formerly known as the University of Missouri at Rolla. Mr. Gibson also serves as the non-executive Chairman of the Board of ONE Gas, Inc. and as a member of the board of directors of BOK Financial Corporation and is a former member of the Board of Trustees of Missouri University of Science and Technology.

The specific experience, qualifications, attributes or skills that led to the conclusion that Mr. Gibson should serve as a director include his service in a variety of roles of continually increasing responsibility at ONEOK, ONEOK Partners GP, L.L.C., Koch Energy, Inc., Exxon USA and Phillips Petroleum. In these roles, Mr. Gibson had direct responsibility for and extensive experience in strategic and financial planning, acquisitions and divestitures, operations, management supervision and development, and compliance. As the executive responsible for numerous merger and acquisition transactions over the course of his career, Mr. Gibson has significant experience in assessing acquisition opportunities and in structuring, financing and completing merger and acquisition transactions. Over the course of his long career in a variety of sectors of the oil and gas industry, Mr. Gibson has gained extensive management and operational experience and has demonstrated a strong track record of leadership, strategic vision and risk management.

John R. Hewitt, age 59, was appointed as President and Chief Executive Officer and as a director of the Company in May 2011. Mr. Hewitt has spent his entire career in the engineering, procurement, and construction industry. Prior to joining Matrix in May 2011, Mr. Hewitt worked for approximately 25 years for various operating businesses of Aker Solutions ASA (“Aker”) and its predecessor companies, which provide engineering and construction services, technology products, and integrated solutions to the energy and process industries worldwide. Up until his appointment with the Company, Mr. Hewitt served as Vice President of Aker Solutions, where he was responsible for providing executive oversight on major capital projects in the power and liquefied natural gas industries. He also served as President, United States Operations at Aker Solutions E&C US, Inc. from 2007 to 2009 where he was responsible for managing all construction services in North America. Prior to that, he served as President of Aker Construction Inc. where he had full profit and loss responsibility for a multi-disciplined direct hire industrial construction business operating throughout North America. Mr. Hewitt holds a finance degree from Stetson University and an engineering degree from the Florida Institute of Technology. Mr. Hewitt is a member of the board of directors of Junior Achievement of Oklahoma, the Tulsa Area United Way, the Tulsa Area Salvation Army and the Philbrook Museum of Art. Mr. Hewitt also serves as an executive board member of the Tulsa Regional Chamber of Commerce.

As the current President and CEO of the Company, Mr. Hewitt provides a management representative on the Board with extensive knowledge of day-to-day operations. As a result, he can facilitate the Board’s access to timely and relevant information and its oversight of management’s strategy, planning and performance. In addition, Mr. Hewitt brings to the Board considerable management and leadership experience, extensive knowledge of the energy industry and our business, and significant experience with mergers and acquisitions.

Tom E. Maxwell, age 72, was first elected as a director of the Company effective May 2003. Mr. Maxwell was Chairman of Flintco LLC (“Flintco”) from January 2013 until his retirement in December of 2014. Prior to the assuming the Chairman role, he was President and CEO and a Director of Flintco for 26 years. Prior to his election as President and Chief Executive Officer, Mr. Maxwell was the Chief Financial Officer and Division President of Flintco for four years. Mr. Maxwell began his career with five years at Deloitte & Touche and was the Chief Financial Officer of a public company, Kinark Corporation, for seven years. Mr. Maxwell earned Undergraduate and Masters Degrees in Accounting at the University of Oklahoma and is a Certified Public Accountant (inactive). Mr. Maxwell is an advisory director of Commerce Bank in Tulsa, Oklahoma. In addition, Mr. Maxwell serves as a director for the Tulsa Metro Chamber of Commerce, Hillcrest Hospital, and Iron Gate a not-for-profit soup kitchen. In addition, Mr. Maxwell is a member of the State of Oklahoma Bond Oversight Council.

The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Maxwell should serve as a Director include his long history of service in senior corporate leadership positions and his extensive experience in the construction and energy industries, including his experience as both a CEO and CFO of a leading commercial construction contractor.

James H. Miller, age 62, has served as a director of the Company since May 2014. Mr. Miller is currently Executive Vice President - Americas of Kvaerner U.S., a position he has held since June 2011. He is also a Director and Officer for all Kvaerner U.S. based legal and operating entities. From June 2008 through June 2011, Mr. Miller served as Chief Executive Officer & President of Aker Philadelphia Shipyard. From June 2011 to April 2014, Mr. Miller also served as Chairman of the Board for Aker Philadelphia Shipyard ASA and reassumed that position in February 2016. Before going to the shipyard, Mr. Miller was President of Aker Solutions Process & Construction Americas. Prior to joining Aker Solutions Process & Construction Americas, Mr. Miller held the position of President of Aker Construction, Inc., which was one of the largest union construction companies in North America. Mr. Miller graduated from the University of Edinboro in Pennsylvania with a Bachelors of Arts degree.

Mr. Miller’s extensive progressive leadership positions with a large multi-national industrial construction contractor led to the conclusion that Mr. Miller should serve as a Director. Mr. Miller has significant operational experience and a thorough understanding of the challenges and risks that face industrial construction contractors. He is experienced with merger and acquisition activity, partnering with other companies, and the management of large multi-year construction projects. Mr. Miller is also knowledgeable in many of the Company’s key markets including power generation and iron and steel.

Jim W. Mogg, age 68, has served as a director since August 2013. Mr. Mogg has also served on the board of directors of ONEOK, Inc., a publicly traded diversified energy company since July 2007. Mr. Mogg also served as a director of ONEOK Partners, L.P., a publicly traded master limited partnership that operated natural gas and natural gas liquids gathering, processing, pipelines, and fractionation assets from August 2009 until its merger with a subsidiary of ONEOK, Inc. in June of 2017. Mr. Mogg served as Chairman of the Board of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, L.P., (“DCP Midstream”) from August 2005 to April 2007. From January 2004 to September 2006, Mr. Mogg served as Group Vice President, Chief Development Officer and advisor to the Chairman of Duke Energy Corporation. Additionally, Duke Energy affiliates, Crescent Resources and TEPPCO Partners, LP (“TEPPCO”) reported to Mr. Mogg. Mr. Mogg served as President and Chief Executive Officer of DCP Midstream, LLC from December 1994 to March 2000, and as Chairman, President and Chief Executive Officer from April 2000 through December 2003. DCP Midstream was the general partner of TEPPCO and, as a result, Mr. Mogg was Vice Chairman of TEPPCO from April 2000 to May 2002 and Chairman from May 2002 to February 2005. Mr. Mogg also serves on the board of directors of Bill Barrett Corporation, an exploration and production company, where he is currently the non-executive Chairman. Finally, Mr. Mogg serves on the Board of the Southwestern Oklahoma State University Foundation.

The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Mogg should serve as a Director include his long history of service in senior executive leadership positions, including as a chief executive officer and his significant knowledge of the energy industry. Mr. Mogg also brings financial expertise to the Board, including through his previous supervision of principal accounting officers, involvement in financing transactions, and his service on the audit committees of other companies. His current and previous directorships also provide Mr. Mogg with extensive corporate governance experience.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR ALL” OF THE ABOVE NAMED NOMINEES FOR ELECTION.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board uses its best efforts to adopt and implement sound corporate governance practices and believes strongly that effective corporate governance practices are an important component of its efforts to focus the entire organization on generating long-term stockholder value through conscientious, safe and ethical operations.

The Board has adopted and implemented Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all of the Company’s directors, officers (including its Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and any person performing similar functions) and employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com.

Director Independence Guidelines

Pursuant to the applicable rules for companies traded on the NASDAQ Global Market System (“NASDAQ”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), the Board has adopted director independence guidelines. In accordance with these guidelines, each independent director must be determined to have no relationship with the Company which, in the opinion of the Company’s Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The guidelines specify criteria by which the independence of the Company’s directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm.

The Board has affirmatively determined that each of Ms. Carnes, Mr. Chandler, Mr. Gibson, Mr. Maxwell, Mr. Miller and Mr. Mogg are “independent” under the guidelines. The Board also affirmatively determined that Messrs. Hall and Hendrix, who are retiring from the Board at the Annual Meeting, are independent. Mr. Hewitt is not considered to be independent because of his current employment as President and Chief Executive Officer of the Company.

The Board also considered Mr. Miller’s familial relationships with the Company. Mr. Miller’s son is an employee of Matrix North American Construction. The Board concluded that this relationship did not impair Mr. Miller’s independence as his son did not hold an executive officer position within Matrix North American Construction and is several levels below the level of executive officers of Matrix.

The Board also considered Mr. Gibson’s membership on the board of directors of BOK Financial Corporation (“BOK”). BOK serves as the Company’s investment advisor on its 401(k) defined contribution plan, is a participant in the Company’s senior credit facility and performs other insignificant financial services for the Company. The Company has also invested a portion of its excess cash with BOK. The Board concluded that Mr. Gibson’s relationship did not impair his independence as BOK’s relationship with the Company predates Mr. Gibson’s appointment to the Board, Mr. Gibson played no role in BOK’s engagement and plays no role in the on-going relationship.

The full text of the Company’s director independence guidelines is included in the Company’s Corporate Governance Guidelines, which is available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com.

Board Leadership Structure and Role in Risk Oversight

The Board has no policy mandating the separation of the offices of Chairman of the Board and Chief Executive Officer. However, as the oversight responsibilities of directors continues to increase, we believe it is beneficial to have an independent chairman whose sole job for the Company is leading the Board. We believe the separation of the Chairman and Chief Executive Officer roles provides strong leadership for our Board, while positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees and other stakeholders.

If, in the future, the Chief Executive Officer is serving as Chairman of the Board, then the Board will name a lead director who would, among other specified responsibilities, serve as the leader of the independent directors and facilitate communication between the Chairman/CEO and the other directors.

In June 2017, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, temporarily increased the size of the Board from seven to eight members and appointed John D. Chandler to serve as a Board member. Mr. Chandler’s term commenced on June 20, 2017 and expires at the Annual Meeting. In July 2017, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, temporarily increased the size of the Board from eight to nine members and appointed Martha Z. Carnes to serve as a Board member. Ms. Carnes’ term commenced on July 13, 2017 and expires at the Annual Meeting. The size of the Board will revert to seven coincident with the Annual Meeting when Michael J. Hall and I. Edgar (Ed) Hendrix retire from the Board at the end of their terms in accordance with the Board’s mandatory retirement policy.

The Board continues to have one non-independent member, the President and Chief Executive Officer of the Company. A number of our independent Board members have served as members of senior management or as directors of other public companies. Our Audit, Compensation and Nominating and Corporate Governance Committees are comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our Board, along with the independent oversight of the Board by the non-executive Chairman, benefits our Company and our stockholders.

The Audit Committee and full Board jointly oversee the Company’s risk management processes. The Audit Committee receives regular reports from management regarding the Company’s assessment of risks. In addition, the Audit Committee and the full Board focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board’s appetite for risk. While the Board oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Meetings and Committees of the Board

The Company’s Board met ten times during fiscal year 2017. The Board has three standing committees – the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of the members of each of the committees qualifies as an “independent director” under the NASDAQ listing standards. During fiscal 2017, each director attended a minimum of 75% of the total number of meetings of the Board and of the total number of meetings held by all committees of which he or she was a member.

The Company’s Corporate Governance Guidelines provide that each director is expected to attend the annual meetings of stockholders of the Company. All of the members of the Company’s Board attended the 2016 Annual Meeting of Stockholders with the exception of Mr. Chandler and Ms. Carnes who were appointed to the Board in June 2017 and July 2017, respectively.

Audit Committee

Director	Fiscal 2017 Committee Service
I. Edgar Hendrix, Chairman	Served all of fiscal 2017
Tom. E. Maxwell, Member	Served all of fiscal 2017
Jim W. Mogg, Member	Served all of fiscal 2017
John W. Gibson, Member	Served all of fiscal 2017
John D. Chandler, Member	Served a portion of the fourth quarter of fiscal 2017
Martha Z. Carnes, Member	None - Appointed in the first quarter of fiscal 2018

The Audit Committee assists the Board in monitoring the integrity of the financial statements of the Company, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm and the Company’s compliance with legal and regulatory requirements. In carrying out these purposes, the Audit Committee, among other things, appoints, evaluates and approves the compensation of the Company’s independent registered public accounting firm, reviews and approves the scope of the annual audit and the audit fee, pre-approves all auditing services and permitted non-audit services, annually considers the qualifications and independence of the independent registered public accounting firm, reviews the results of internal audits, compliance with certain of the Company’s written policies and procedures and the adequacy of the Company’s system of internal accounting controls, prepares the Audit Committee report for inclusion in the annual proxy statement and annually reviews the Audit Committee charter and the committee’s performance. The Audit Committee has also established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters. The Audit Committee operates under a written charter. A copy of the Audit Committee Charter is available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com. The Audit Committee held four meetings during fiscal 2017.

Compensation Committee

Director	Fiscal 2017 Committee Service
John W. Gibson, Chairman	Served all of fiscal 2017
I. Edgar Hendrix, Member	Served all of fiscal 2017
Tom E. Maxwell, Member	Served all of fiscal 2017
Jim W. Mogg, Member	Served all of fiscal 2017
John D. Chandler, Member	Served a portion of the fourth quarter of fiscal 2017
Martha Z. Carnes, Member	None - Appointed in the first quarter of fiscal 2018

The Compensation Committee’s functions include reviewing and approving executive salary, bonus, long-term incentive awards and other benefits. In addition, the Compensation Committee, in conjunction with the Board, reviews the Company’s strategic and financial plans to determine their relationship to the Company’s compensation program. Additional information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.

The Compensation Committee operates under a written charter. The Company has made a copy of its Compensation Committee Charter available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com. The Compensation Committee held six meetings during fiscal 2017. The Compensation Committee has no authority under its charter to delegate some or all of its authority to subcommittees or other persons and it has no current plans to do so.

Compensation Committee Interlocks and Insider Participation

During fiscal 2017, the Compensation Committee was composed of I. Edgar Hendrix, John D. Chandler, Tom E. Maxwell, Jim W. Mogg, and John W. Gibson, all of whom are non-employee directors of the Company. During fiscal 2017, none of the Company’s executive officers served on the Board or on the Compensation Committee of any other entity who had an executive officer that served either on the Company’s Board or on its Compensation Committee.

Nominating and Corporate Governance Committee

Director	Fiscal 2017 Committee Service
Tom E. Maxwell, Chairman	Served all of fiscal 2017
I. Edgar Hendrix, Member	Served all of fiscal 2017
Jim W. Mogg, Member	Served all of fiscal 2017
John W. Gibson	Served all of fiscal 2017
John D. Chandler, Member	Served a portion of the fourth quarter of fiscal 2017
Martha Z. Carnes, Member	None - Appointed in the first quarter of fiscal 2018

The Nominating and Corporate Governance Committee was established to assist the Board in identifying qualified individuals to become directors of the Company, recommend to the Board qualified director nominees for election by the stockholders or to fill vacancies on the Board, recommend to the Board membership on Board committees, recommend to the Board proposed Corporate Governance Guidelines and report annually to the Board on the status of the CEO succession plan. The Nominating and Corporate Governance Committee operates under a written charter. The Company has made a copy of its Nominating and Corporate Governance Committee Charter available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com. The Nominating and Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. The Nominating and Corporate Governance Committee held six meetings during fiscal 2017.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability to address the director qualifications discussed below.

The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee considers various potential candidates. Candidates may come to the attention of the Committee through current directors, senior management, professional search firms, stockholders or other persons.

Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination involves an evaluation of the candidate against the qualifications set forth in the Corporate Governance Guidelines, which require broad experience, wisdom, integrity, the ability to make independent analytical inquiries, an understanding of the Company’s business environment and a willingness to devote adequate time to Board duties, including service on no more than four other public company boards.

The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Although we do not have a formal policy governing diversity among Board members, the Board also strives to identify candidates with diverse backgrounds. We recognize the value of overall diversity and consider members’ and candidates’ opinions, perspectives, personal and professional experiences, and backgrounds, including gender, race and ethnicity. We believe that the judgment and perspectives offered by a diverse Board improves the quality of decision making and enhances the Company’s business performance.

The Committee also assesses the candidate’s qualifications as an “independent director” under the NASDAQ’s current director independence standards and the Company’s director independence guidelines. If the Committee determines that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee designates, after consultation with the CEO, which candidates are to be interviewed. After completing its evaluation, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board and the Board determines the nominees after considering the recommendation of the Committee.

Holders of common stock wishing to recommend a person for consideration as a nominee for election to the Board can do so in accordance with the Company’s Bylaws by giving timely written notice to Kevin S. Cavanah, Secretary of Matrix Service Company, at 5100 East Skelly Drive, Suite 500, Tulsa, Oklahoma 74135. In order to be considered timely, a stockholder’s notice of proposal must be delivered not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. The written notice should give each such nominee’s name, address, appropriate biographical information, a description of all arrangements or understandings between the stockholder (and the beneficial owner, if any, on whose behalf the nomination is made) and each such nominee and/or any other person or persons (naming such person or persons), relating to such nominee’s service on the Board, if elected, as well as any other information that would be required in a proxy statement. Any such recommendation should be accompanied by a written statement from the person recommended, giving his or her consent to be named as a nominee and, if nominated and elected, to serve as a director. The written notice should also be accompanied by a completed director nominee questionnaire in the form required by the Company and a completed and signed written representation and agreement (executed by the nominee in the form provided by the Secretary of the Company upon written request) that such person:

•	is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director, with such person’s fiduciary duties under applicable law;

•	is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Company;

•	would be in compliance, if elected as a director, and will comply with, applicable law and all applicable publicly disclosed corporate governance, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines of the Company;

•	will tender, promptly following such person’s election or reelection, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board, in accordance with the Board’ policies or guidelines on director elections; and

•	intends to serve a full term if elected as a director of the Company.

The written notice must also set forth, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:

•	the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner;

•	the class and number of shares of capital stock of the Company that are owned beneficially and held of record by such stockholder and such beneficial owner;

•	the investment strategy or objective, if any, of such stockholder and its associated person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such associated person;

•	the disclosure of any short positions or other derivative positions relating to the Company’s shares of such stockholder and such beneficial owner, such information to be updated to reflect any material change in such positions through the time of the annual meeting;

•	a description of any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or such beneficial owner has a right to vote any shares of any security of the Company;

•	a representation that such stockholder is a holder of record of the Company’s stock entitled to vote at such meeting, will continue to be so through the date of the meeting and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;

•	a representation as to whether such stockholder or beneficial owner intends or is part of a group that intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Company’s outstanding stock required to approve or adopt the proposal or to elect each such nominee;

•	the class and number of any security of any entity that was publicly disclosed as a peer by the Company; and

•	a description of any agreement, arrangement or understanding with respect to the nomination or other business between or among such stockholder, beneficial owner or any other person.

The above summary may not contain all of the information about our stockholder nomination process. You are encouraged to read our Bylaws carefully for further details, which can be found in our public filings.

Executive Sessions

Executive sessions of the Board are held periodically. The sessions are chaired by the independent, non-executive Chairman of the Board. Any non-management director may request that an additional executive session be scheduled. Executive sessions of the independent directors are held on an as needed basis, but a least quarterly.

Communications with the Board

The Board provides a process by which stockholders and other interested parties may communicate with the Board or any of the directors. Stockholders and other interested parties may send written communications to the Board or any of the directors at the following address: Board of Matrix Service Company c/o Matrix Service Company, 5100 East Skelly Drive, Suite 500, Tulsa, Oklahoma 74135. Stockholders and other interested parties may also contact the Board or any of the directors via the Company’s online submission form by clicking on the “Contact the Board” link included on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com. All communications will be compiled by the Company’s Corporate Secretary and submitted to the Board or the individual director on a periodic basis.

Equity Ownership Guidelines for Directors

The Company’s Stock Ownership Guidelines for Directors, which were revised in August 2014 and confirmed in August 2016, require each non-employee director to own a number shares of our common stock equal to five times the annual cash retainer. For purposes of determining compliance with the guideline, the cash retainer does not include fees earned as Chairman of the Board or as Chairman of the Audit, Compensation or Nominating and Corporate Governance committees. The following types of equity can be used to satisfy the stock ownership requirements:

(1)	shares owned separately by the director or owned either jointly with, or separately by, immediate family members residing in the same household;
(2)	shares held in trust for the benefit of the director or his immediate family members;
(3)	shares purchased in the open market;
(4)	shares purchased through the Company’s Employee Stock Purchase Plan;
(5)	vested and unvested time-based restricted stock or restricted stock units (“RSUs”);
(6)	unvested performance or market based restricted stock or restricted stock units but only to the extent that the Company recognizes compensation expense with respect to such restricted stock or restricted stock units;
(7)	in-the-money vested unexercised stock options; and
(8)	any phantom shares held on behalf of a director under the Board’s deferred compensation plan.

Existing directors have five years from the August 2014 date of adoption or revision of the guidelines to attain this level of ownership. Directors elected or appointed after the date of the adoption of the Stock Ownership Guidelines will have five years from the date of their election or appointment to the Board to attain this level of ownership. Furthermore, once the guidelines are met, the directors will remain in compliance with the Stock Ownership Guidelines if a drop in the Company’s stock price causes the director’s ownership level to drop below five times the annual retainer so long as the director has not sold any shares subsequent to passing the ownership test. Messrs. Hall, Hendrix and Maxwell currently satisfy the requirements. Mr. Jim W. Mogg, who was appointed in August 2013, Mr. James H. Miller, who was appointed in May 2014, Mr. John W. Gibson, who was appointed in April 2016, Mr. John D. Chandler, who was appointed in June 2017, and Ms. Martha Z. Carnes who was appointed in July 2017, do not currently satisfy the Stock Ownership Guidelines requirements; however, each is still within the initial five-year accumulation period.

Since Mr. Hewitt is the Chief Executive Officer of the Company, he must comply with the Equity Ownership Guidelines for Executive Officers, which are discussed in this proxy statement under the caption “Equity Ownership Guidelines.”

DIRECTOR COMPENSATION

General

Management directors receive no additional compensation for their service on the Board or any committee thereof. Directors of the Company are reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.

The elements of our non-employee director compensation consist of cash and equity. Our objective in establishing director compensation is to position ourselves to attract and retain individuals who have relevant business and leadership backgrounds and experience by providing a competitive package of cash and equity compensation.

Total compensation for the Company’s non-employee directors is determined in a manner similar to that for executives, which is described under the caption “Compensation Discussion and Analysis.” The Compensation Committee of the Board (the “Committee”) engages a third party compensation consultant to periodically review director compensation and make recommendations. The Committee reviews comparative data from the outside consultant and makes recommendations regarding director compensation to the full Board for approval.

Director compensation is generally reviewed on a bi-annual basis. In August 2016, the Committee engaged a third party compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to conduct a market study of director compensation. Meridian obtained comparative data using published compensation surveys and proxy analysis of selected companies similar in size, location and industry. The companies included in the survey are consistent with those that we use to review executive compensation.

The overall conclusions of the consultant were that the compensation structure of the Board was aligned with peer practices and that the annual value of compensation was between the 25th percentile and the median of the identified peer group of companies. Upon careful consideration of the consultant’s recommendations, peer practices and the Company’s stated compensation objectives, the Committee approved the following:

•	The value of the cash retainer remained at $85,000 per each non-employee director.

•	The equity component of the annual grant would continue to be in form of RSUs. The value of the equity grant was increased from $85,000 to $95,000 and the vesting period of the equity grant was decreased from three years to one year. The reduction in vesting period was approved to align the vesting period with the annual director elections.

•	The Committee also concluded that retainers for other Board duties are appropriate and should remain at the following amounts:

Retainer	Amount ($)
Audit Committee Chair	15,000
Compensation Committee Chair	10,000
Nominating and Corporate Governance Committee Chair	7,500
Chairman of the Board	50,000

We also provide the Deferred Fee Plan for Members of the Board of Directors of Matrix Service Company (the “Deferred Fee Plan”) which allows our non-employee directors to defer all or a portion of their cash compensation with interest. The effective interest rate for the subsequent calendar year is researched and approved by the Committee at its regularly-scheduled meeting each November. For fiscal 2017, the average interest rate was 5.0%. Non-employee directors are also permitted to invest their cash retainer in Company common stock through the Company’s 2011 Employee Stock Purchase Plan (“ESPP”). Investment through the ESPP is limited to $60,000 per director per calendar year.

Director Compensation

The compensation earned by each of our non-employee directors in fiscal 2017 is summarized in the table below:

Name (1)	Fees Earned or Paid in Cash ($) (2)		Restricted Stock Awards ($) (3)	Stock Option Awards ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($)	Total ($)
Michael J. Hall	135,000		97,988	—	15,399	—	248,387
I. Edgar Hendrix	100,000		97,988	—	8,229	—	206,217
Paul K. Lackey (6)	35,625		—	—	12,259	—	47,884
Tom E. Maxwell	92,500		97,988	—	11,474	—	201,962
Jim W. Mogg	85,000		97,988	—	7,190	—	190,178
James H. Miller	85,000		97,988	—	2,545	—	185,533
John W. Gibson	91,250		97,988	—	—	—	189,238
John D. Chandler	2,562	(7)	2,863	—	—	—	5,425
Martha Z. Carnes (8)	—		—	—	—	—	—

(1)	John R. Hewitt is not included in this table because he is a current employee and thus received no compensation for his service as a director. The compensation received by Mr. Hewitt as an employee is shown in the Summary Compensation Table for our Named Executive Officers under the caption “Executive Officer Compensation”.
(2)	Includes retainer fees earned in fiscal 2017 but paid subsequent to the completion of the fiscal year and fees earned in fiscal 2017 but deferred under the Deferred Fee Plan. In fiscal 2017, Mr. Hall deferred $135,000 in fees, Mr. Hendrix deferred $45,000 in fees, Mr. Lackey deferred $35,625 in fees, Mr. Maxwell deferred $92,500 in fees, Mr. Mogg deferred $85,000 in fees, and Mr. Miller deferred $85,000 in fees. Messrs. Gibson and Chandler did not defer any fees. The Deferred Fee Plan is discussed in note (5) below. Mr. Chandler’s fees represent those earned after his appointment to the Board effective June 20, 2017 through the end of 2017.
(3)	With the exception of Messrs. Gibson and Chandler, the amounts shown represent the grant date fair value for awards granted during fiscal 2017 determined in accordance with the applicable accounting guidance for equity-based awards. For further information on the valuation of these awards, see Notes 1 and 10 to the Consolidated Financial Statements included in our fiscal 2017 Annual Report on Form 10-K. The grant date fair value of the shares earned in fiscal 2017 was determined by dividing the target value of $95,000 by the average share price over the 20-day period ending five days prior to the grant date. For services provided as a member of the Board in fiscal 2017, Messrs. Hall, Hendrix, Maxwell, Mogg and Miller each received an award of 5,240 RSUs with a grant date fair value of $97,988. Mr. Gibson received a pro-rata award of 8,515 RSUs with a grant date fair value of $159,231 for services provided from his appointment date of April 2016 through fiscal 2017. The amount included for Mr. Gibson represents the value of RSUs earned for fiscal 2017 services. The amount shown for Mr. Chandler represents the estimated value of RSUs earned for fiscal 2017 services. Mr. Chandler’s actual pro-rata award, which will include RSUs earned in fiscal 2017, will occur in fiscal 2018. As of June 30, 2017, Messrs. Hall, Hendrix, Maxwell and Mogg each held 12,530 unvested RSUs, Mr. Miller held 14,345 unvested RSUs, and Mr. Gibson held 8,515 unvested RSU’s.
(4)	No stock option awards were granted to non-employee directors in fiscal 2017 and no options were outstanding at June 30, 2017.
(5)	A non-employee director may defer all or part of director fees earned into the Deferred Fee Plan. Under the Deferred Fee Plan, directors are allowed to defer fees and earn interest. The amounts shown represent interest earned under the plan in excess of a market rate. For fiscal 2017, the market rate for the deferrals was 2.388% as compared to the actual average rate paid of 5.0%.
(6)	Amounts in the Fees Earned or Paid in Cash column represent fees earned by Mr. Lackey from July 1, 2016 through his retirement date of November 11, 2016. Under the Deferred Fee Plan, Board members receive cash settlement of deferred fees one year after retirement. The amount included in the column titled Change in Pension Value and Nonqualified Deferred Compensation Earnings represents interest earned in excess of the market rate on Mr. Lackey’s cumulative deferred fees in fiscal 2017. Cash settlement of Mr. Lackey’s Deferred Fee Plan account will occur on November 11, 2017.
(7)	The amount shown for Mr. Chandler represents fees earned beginning on June 20, 2017, the effective date of his appointment, through the Company’s fiscal year end of June 30, 2017.
(8)	Ms. Carnes was appointed in July 2017 and as such did not receive fiscal 2017 compensation.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee of the Board

The Audit Committee oversees the Company’s financial reporting process, including the system of internal controls, on behalf of the Board. Management has the primary responsibility for the financial statements and the associated system of internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board standards and to issue a report thereon. The Audit Committee monitors these processes. The Audit Committee’s role does not provide any special assurance with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm. As part of its oversight responsibilities, the Audit Committee has:

•	reviewed and discussed with the Company’s internal auditors and independent registered public accounting firm, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting;

•	reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements as of and for the year ended June 30, 2017;

•	discussed with the independent registered public accounting firm the matters required to be discussed by AS 1301: Communications with Audit Committees of the Public Company Accounting Oversight Board; and

•	received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions above, the Audit Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2017 for filing with the SEC. The Audit Committee, subject to ratification by the stockholders, has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2018.

The Audit Committee is governed by a written charter. The Board has determined that all of the members of the Audit Committee are independent and financially literate as defined by the applicable standards. The Board has also determined that all of the members of the Audit Committee qualify as financial experts as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Members of the Audit Committee:

I. Edgar Hendrix, Audit Committee Chairman

John D. Chandler, Audit Committee Member (appointed in June 2017)

Tom E. Maxwell, Audit Committee Member

Jim W. Mogg, Audit Committee Member

John W. Gibson, Audit Committee Member

Martha Z. Carnes, Audit Committee Member (appointed in July 2017)

Fees of Independent Registered Public Accounting Firm

Fees billed for audit services in fiscal 2017 and 2016 include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, the audit of our internal controls, and services performed in connection with other filings with the SEC. Fees billed for other services in fiscal 2017 represent amounts paid for acquisition related services in connection with the Houston Interests acquisition which is more fully described in Note 2 of the Company’s fiscal 2017 Form 10-K and Annual Report.

	Deloitte & Touche LLP
	Fiscal 2017	Fiscal 2016
Audit Services	$1,436,900	$1,330,387
Other Services	343,303	—

Total	$1,780,203	$1,330,387

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit, audit-related, tax and permissible non-audit services provided by the independent registered public accounting firm on a periodic basis up to a specified dollar amount in order to assure that the provision of such services does not impair the auditor’s independence. If the dollar amount of any anticipated services is expected to exceed the predetermined limit, pre-approval of the Audit Committee is required.

PROPOSAL NUMBER 2:

Ratification of Selection of Independent Registered Public Accounting Firm

Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee of the Board of the Company has been charged with the exclusive power and authority to engage or terminate the independent registered public accounting firm. The Audit Committee of the Board has engaged the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2018. Deloitte & Touche LLP has served as independent auditors for the Company since January 2006.

A proposal will be presented at the Annual Meeting asking the stockholders to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions from those attending the meeting.

The affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting is required for the adoption of this proposal. The Board unanimously recommends that the stockholders vote “For” ratification of Deloitte & Touche LLP’s engagement.

EXECUTIVE OFFICER INFORMATION

Executive Officer Biographies

In addition to Mr. Hewitt, the Company’s President and Chief Executive Officer, who serves on the Board and whose biographical information is set forth under the caption, “Nominated Director Biographies,” the executive officers of the Company are:

Joseph F. Montalbano, age 68, has served as Vice President and Chief Operating Officer since May 2008. From 2002 to 2008, Mr. Montalbano served as Senior Vice President – Senior Project Director Energy Sector of Black & Veatch, where he was responsible for all construction projects under his direction. Prior to working at Black & Veatch, from 1972 to 2002 Mr. Montalbano served numerous project management roles with a national construction firm serving the energy sector. Mr. Montalbano holds a Bachelor of Science degree in Electrical Engineering and a Masters of Science degree in Electrical Engineering from Polytechnic Institute of Brooklyn. He earned a Masters in Business Administration degree from New York Institute of Technology and is registered as a Professional Engineer in multiple states.

Kevin S. Cavanah, age 52, has served as Vice President – Finance, Chief Financial Officer and Secretary for the Company since December 2010 and as Treasurer since December 2013. Mr. Cavanah served as Vice President, Accounting and Financial Reporting for the Company from August 2007 to December 2010 and as Controller from April 2003 to December 2010. Prior to joining the Company, Mr. Cavanah served as an Accounting Manager for Williams Communications from 2001 to 2003 and as an Accounting Manager for The Williams Companies, Inc. from 1998 to 2001. Prior to joining The Williams Companies, Inc., Mr. Cavanah served as an Audit Manager for Ernst & Young, LLP. Mr. Cavanah has a Bachelor of Science in Business Administration degree in Accounting from the University of Arkansas.

James P. Ryan, age 62, has served as President, Matrix Service Inc., one of the Company’s principal operating subsidiaries, since August 2005. He previously served the Company as Chief Operating Officer from October 2004 to August 2005 and as Vice President of Matrix Service Inc. from October 1999 to October 2004. Prior to joining the Company, Mr. Ryan worked for Gibraltar Construction Company from January 1993 to September 1999 providing construction management services. Previous employers include MW Kellogg, Kiewit Industrial Company and Hoffman Construction Company. Mr. Ryan also previously provided independent consulting services to the power industry. Mr. Ryan graduated from Purdue University with a degree in Civil Engineering.

Jason W. Turner, age 46, has served as President, Matrix North American Construction, since December 2013. He previously served as Vice President, Corporate Development and Treasurer for Matrix Service Company from August of 2012 to December 2013 and as Vice President and Treasurer from May 2010 to August 2012. Prior to that, Mr. Turner served as Director of Finance for Matrix Service Company from March 2006 to May 2010. Prior to joining the Company, Mr. Turner served as Vice President Credit Products Officer for Bank of America. From May 1996 to February 2005, Mr. Turner held various positions with Gemstar-TV Guide including Vice President of Finance for TV Guide Networks. Prior to 1996, Mr. Turner worked for the Federal Reserve Bank and in commercial banking. Mr. Turner has a Bachelor of Science Degree in Finance from Oklahoma State University and an MBA from the University of Tulsa.

Nancy E. Austin, age 50, has served as Vice President, Strategic Services and Administration for the Company since August 2016 and Vice President, Human Resources from January 2006 to August 2016. Mrs. Austin served as Director of Human Resources from September 2000 to January 2006. Prior to joining the Company, Mrs. Austin worked for TV Guide, Samson Resources and Villareal & Associates specializing in human resource management, employee relations, and consulting. Mrs. Austin holds a Bachelor of Science degree in Political Science from Oklahoma State University and is a certified Professional in Human Resources. She is also a member of the Society for Human Resource Management and World-at-Work.

Rick J. Bennett, age 52, joined the Company as Vice President and Chief Information Officer in October 2014. Prior to joining Matrix, Rick served ten years as the Chief Information Officer at T.D. Williamson based in Tulsa, Oklahoma. Prior to that, he held leadership positions in information technology at Blue Cross Blue Shield of Oklahoma, Blakely Crop Hail Insurance, National Farmers Organization, Taylor Ball Construction Management and The Principal Financial Group. Mr. Bennett holds an Executive Certificate from the Massachusetts Institute of Technology (MIT) Sloan School of Management, a Bachelor of Business degree with emphasis in Management Information Systems from Western Illinois University, and is currently pursuing his Masters of Energy Business degree at the University of Tulsa. Early in his career he served in the United States Navy as an Interior Communications Electrician.

Justin D. Sheets, age 39, has served as Vice President, Legal and Risk Management since October of 2014. Mr. Sheets has also served as the Corporate Compliance Officer since September of 2015. From July 2013 to October 2014, Mr. Sheets served as Senior Director, Legal and Risk Management. Between November 2011 and July of 2013, Mr. Sheets served as Director, Risk Management and from June 2010 until November of 2011, Mr. Sheets served as Staff Counsel. Mr. Sheets began his career with Matrix Service Company in 2002. From 2002 to 2008 and since 2010, Mr. Sheets served in a variety capacities of increasing responsibility. Mr. Sheets provided consulting services to the Company between 2008 and 2010 while he also consulted with Conway, McKenzie and Dunleavy representing construction clients with a primary focus on mergers and acquisitions, restructuring and liquidations. Mr. Sheets holds a Bachelor of Science Degree in Environmental Health and Safety Sciences from Indiana State University and a Juris Doctorate from the University of Tulsa and is licensed to practice law in the State of New Jersey.

Bradley J. Rinehart, age 53, has served as President, Matrix PDM Engineering since December 2016. He previously served as Vice President, Matrix Service Inc. from May 1997 to November 2016, Regional Manager for the Michigan Tank Construction Region (“Michigan Region”) from 1991 to April 1997, Operations Manager of the Michigan Region from 1990 to 1991, and as a project manager in the Michigan Region from 1988 to 1989. Mr. Rinehart holds a Bachelor of Science Degree in Construction Science from the University of Oklahoma.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis explains our compensation philosophy, objectives and practices in place for our President and Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and our other named executive officers (collectively, the “Named Executive Officers”) during fiscal 2017. Compensation for our Named Executive Officers is determined by the Compensation Committee of the Board (the “Committee”) and is supported by market data and advice from an independent compensation consultant retained by the Committee, Meridian Compensation Partners, LLC (“Meridian”).

There were no changes to the Company’s Named Executive Officers in fiscal 2017. They continue to be the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer and the presidents of the Company’s two largest operating companies.

Summarized below are the highlights of key decisions and actions taken regarding the compensation of our Named Executive Officers in fiscal 2017. These actions were approved by the Committee with advice from Meridian and are consistent with our stated compensation philosophy.

•	Base Salaries: Consistent with normal practice, the Committee reviewed Named Executive Officer compensation at the August 2016 meeting. In determining base salary adjustments, the Committee considered many factors including market data provided by Meridian, the Company’s financial and safety performance in fiscal 2016 and the absence of salary increases in fiscal 2016. Based on these factors, the Committee approved a salary increase of 5% for the COO, 4% for the CFO, and 10% and 15% for the operating company presidents. The Committee elected not to increase the base salary of the CEO.

•	Fiscal 2017 Short-Term Incentive Compensation Targets: The Committee increased the target bonus opportunity as a percentage of base compensation from 65% to 75% for the COO and CFO and from 60% to 75% for the operating company presidents. No changes were made to the target bonus opportunity as a percentage of base compensation for the CEO. The fiscal 2017 plan metrics were based on the achievement of various financial and safety goals. The achievement of the financial goals determine 85% of the payout while the achievement of the safety goals determine the remaining 15%. In addition, the Company must earn a minimum of 50% of its budgeted pre-tax operating income before any bonuses are paid with respect to financial targets.

•	Fiscal 2017 Short-Term Incentive Compensation Performance: Although the Company did achieve record safety performance, it did not achieve in excess of 50% of budgeted pre-tax operating income. Therefore, no financial incentives were earned. Additionally, despite record safety performance, the Committee also chose not to pay incentives with respect to the safety goals in light of the near breakeven earnings performance.

•	Fiscal 2016 Cash-Based Long-Term Incentive Award Payout: The cash-based portion of the fiscal 2016 long-term incentive award was based on the average Return on Invested Capital for fiscal 2016 and 2017. The fiscal 2016 Return on Invested Capital was 13.0% and the fiscal 2017 Return on Invested Capital was 1.0%. This financial performance resulted in an average Return on Invested Capital of 7.0% which is below the threshold level; therefore, no payout was earned.

•	Fiscal 2017 Long-Term Incentive Awards: The fiscal 2017 long-term incentive target opportunity was increased from 125% to 140% of base compensation for the COO and CFO. There were no changes to the target long-term incentive opportunity for the remaining Named Executive Officers. The actual long-term incentive awards for fiscal 2017 were comprised of the following:

•	One-third of the award consisted of service-based restricted stock units (“RSUs”). Restrictions on the RSUs lapse in four equal annual installments, subject to continued employment with us;

•	One-third of the award consisted of performance units. Award recipients may receive anywhere from zero to two shares of our common stock for each performance unit on the third anniversary of the date of the award depending on the Company’s relative Total Shareholder Return in comparison to the Total Shareholder Return of a peer group of companies; and

•	One-third of the award consisted of a cash-based long-term incentive award. The payout for the cash-based LTI award will range from zero to 150% of the target payout and is based on the Company’s average Return on Invested Capital for fiscal years 2017 and 2018.

Compensation Philosophy and Objectives

We are focused on building and maintaining a sustainable business model that consistently delivers superior returns to our stockholders. To be successful, we must attract, retain and motivate key talent to provide the needed leadership capabilities to develop and execute our business strategy. Our compensation philosophy and approach is designed to support these objectives.

Our compensation philosophy is to provide the opportunity for outstanding compensation when superior performance is demonstrated. This pay-for-performance philosophy is reflected in each aspect of the compensation package for executive officers and other management team members. All components of compensation for executive officers and key management are reviewed periodically to ensure consistency with our compensation philosophy and to verify that the overall level of compensation is competitive. We use the following principles in the design and administration of our executive compensation program:

•	Competitiveness – Our compensation programs are designed to ensure we can attract, motivate and retain the talent needed to lead and grow the business. Targets for base salary, short-term and long-term compensation are generally based on median (50th percentile) market levels.

•	Support Business Objectives, Strategy and Values – Ultimately our compensation program is designed to drive the achievement of short and long-term business objectives, support the creation of long-term value for our stockholders, and promote and encourage behavior consistent with our core values and guiding principles.

•	Pay for Performance – While we establish target pay levels at or near the median or 50th percentile market levels for target level performance, our plans provide the opportunity for significantly greater rewards for outstanding performance. At the same time, performance that does not meet expectations is not rewarded.

•	Individual Performance – In addition to company-wide, business unit and operating unit measures, our programs emphasize individual performance and the achievement of personal objectives.

•	Integrated Approach – We look at compensation in total and strive to achieve an appropriate balance of immediate, annual and long-term compensation components, with the ultimate goal of aligning executive compensation with the creation of long-term stockholder value.

Our executive compensation program is administered by the Committee. The role of the Committee is to provide oversight and direction to ensure the establishment of executive compensation programs that are competitive in nature, enable us to attract top talent, and align the interests of our executive officers and our stockholders.

The Committee is supported by our Vice President, Strategic Services and Administration in the design, review and administration of our executive compensation programs. The Committee engaged Meridian to evaluate executive officer compensation and Company practices in relation to other companies and to provide associated recommendations.

The CEO considers all relevant information and provides recommendations to the Committee regarding compensation for review, discussion and approval for all executive officers with the exception of himself. The Committee establishes CEO compensation. The Committee reviews the performance and approves the compensation of the executive officers based on the CEO’s recommendations, and then reviews the performance and establishes appropriate compensation for the CEO in executive session without the CEO present.

In implementing our compensation philosophy, the Committee also compares our CEO’s total compensation to the total compensation of the other Named Executive Officers. However, the Committee has not established a targeted level of difference between the total compensation of the CEO and the median total compensation level for the next lower tier of management. The Committee also considers internal pay equity among the other Named Executive Officers, and in relation to the next lower tier of management, in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those officers.

Committee Consideration of the 2016 Stockholder Vote on Executive Compensation

We conducted our advisory vote on executive compensation last year at our 2016 annual meeting. While this vote was not binding on us, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means of expressing their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. The Committee values the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our Named Executive Officers, we will consider our stockholders’ concerns, and the Committee will evaluate whether any actions are necessary to address those concerns.

The Committee has reviewed the voting results from the advisory vote on executive compensation (commonly known as a say-on-pay proposal) conducted at our 2016 Annual Meeting of Stockholders. At this meeting, nearly 95% of the votes cast on the say-on-pay proposal were in favor of our Named Executive Officers’ compensation as disclosed in our proxy statement for that meeting. The Committee determined that, given the high level of support, no changes to our executive compensation policies and decisions were necessary based on last year’s voting results. The Committee intends to continue making executive compensation decisions with a focus on aligning pay with performance and promoting stockholder value.

Key Elements of Executive Compensation

The primary elements of our executive compensation program include:

•	Base Salary;

•	Annual/Short-Term Cash Incentive Compensation;

•	Long-Term Incentive Compensation;

•	Other Benefits; and

•	Change of Control Agreements.

The Compensation Committee engages a compensation consultant on a bi-annual basis to ensure that the Company’s compensation package is consistent with that of its competitors. The Committee engaged Meridian in fiscal 2017 to evaluate the mix of targeted compensation and the other incentive programs that we offer. Meridian was engaged exclusively by the Committee and does not provide other services to the Company or senior management. The Committee has assessed the independence of Meridian pursuant to SEC rules and concluded that Meridian’s work for the Committee does not raise any conflict of interest.

The Committee evaluated the competitiveness of the compensation package offered to our executives in both form and structure. Meridian’s executive compensation practices analysis included a review of general industry survey data and of proxy information and other public filings for the following companies:

Aegion Corp.	MasTec Inc.
Babcock & Wilcox Co.	Mistras Group Inc.
Dycom Industries Inc.	MYR Group Inc.
Emcor Group Inc.	Primoris Services Corporation
Granite Construction, Inc.	Quanta Services Inc.
Great Lakes Dredge and Dock CP	Sterling Construction Co. Inc.
KBR Inc.	Team Inc.
Layne Christensen Co.	Willbros Group, Inc.

Base Salary

Base salary is the foundation of our executive compensation package. Our practice in establishing executive base salary, and that for other managers and employees, is to determine the market median, “or 50th percentile” among comparable companies. This data was provided by Meridian. Base salary is then established based on the Named Executive Officer’s responsibilities, role in the organization, level and type of work experience, and individual and business performance. We expect to continue to engage a compensation consultant to review and provide competitive market pay data on no less than a bi-annual basis.

We utilize a market-based job evaluation system to establish and ensure equitable, competitive pay levels throughout the organization. Salary grades and ranges are established by evaluating positions based on the external market data and internal equity. All of our employees, including the Named Executive Officers, are assigned to a salary grade. Broad ranges of salary are associated with each grade.

Base salary and salary grade also play a factor in determining other short- and long-term incentive compensation awards. Short-and long-term target incentive awards are set at a percentage of base salary.

Consistent with the Committee’s normal practice of reviewing executive compensation, Meridian’s observations and recommendations regarding the competitiveness of executive compensation were presented to the Committee at the August 2016 meeting. The Committee approved salary adjustments, which were based on the Company’s compensation philosophy of competitiveness and individual and business performance. The Committee’s decisions are discussed below:

•	John R. Hewitt—Chief Executive Officer: The Committee concluded that Mr. Hewitt’s fiscal 2016 performance was very strong. The Committee then concluded, based on the Meridian study, which indicated that Mr. Hewitt’s base salary was slightly in excess of the peer group median, that no change to his base salary was warranted. It remained unchanged at $750,000.

•	Joseph F. Montalbano—Chief Operating Officer: The Meridian study indicated that Mr. Montalbano’s base salary was $40,500 below the median. Based on Mr. Montalbano’s performance and his base salary relative to our peer companies, Mr. Hewitt recommended a base salary increase of 5.0% or $23,625. The Committee approved Mr. Hewitt’s recommendation and Mr. Montalbano’s base salary was increased from $472,500 to $496,125 effective September 1, 2016.

•	Kevin S. Cavanah—Chief Financial Officer: The Meridian study indicated that Mr. Cavanah’s base salary was near the median. Based on Mr. Cavanah’s strong performance the Committee approved an increase to base salary of 4.0%, or $16,698, from $417,450 to $434,148, effective September 1, 2016.

•	James P. Ryan—President Matrix Service Inc.: The Meridian study indicated that Mr. Ryan’s base salary was well below the median. Based on Mr. Ryan’s strong performance and his base salary relative to our peers, Mr. Hewitt recommended an increase of 10.0%, or $38,300. The Committee approved Mr. Hewitt’s recommendation and Mr. Ryan’s base salary was increased from $383,000 to $421,300 effective September 1, 2016.

•	Jason W. Turner—President Matrix North American Construction: The Meridian study indicated that Mr. Turner’s base salary was significantly below the median. Based on Mr. Turner’s performance and his base salary relative to our peers, Mr. Hewitt recommended an increase of 15.0%, or $51,615. The Committee approved Mr. Hewitt’s recommendation and Mr. Turner’s base salary was increased from $344,100 to $395,716 effective September 1, 2016.

Annual/Short-Term Incentive Compensation

Our annual/short-term incentive compensation plan is designed to offer the opportunity for substantial annual cash incentive awards for delivering outstanding performance. Rewards under our short-term incentive compensation plan are based on overall company, business unit and individual performance, as compared to pre-established objectives that are tied to enhancement of stockholder value. Our short-term incentive compensation objectives are designed to:

•	support and drive performance toward achieving our strategic objectives;

•	emphasize overall company and business unit performance in the structuring of reward opportunities;

•	motivate and reward superior performance; and

•	provide incentive compensation opportunities that are competitive with the industry.

The base calculation of incentives is generally tied to objective measures for financial and safety performance. Incentives for executive officers other than the CEO in the form of targeted percentages of base salary are recommended by the CEO and reviewed and approved by the Committee, which is free to reject or revise the CEO’s recommendations. The targeted incentive compensation percentage of base salary for the CEO is determined solely by the Committee in executive session, without the CEO present.

For fiscal 2017, the Committee approved, at the August 2016 meeting, the following key provisions of the annual/short-term incentive compensation plan:

•	If 50% of budgeted fiscal 2017 pre-tax operating income is not achieved, the Committee is not obligated to make any payments relating to financial metrics under the plan. Payouts relating to safety metrics may be paid regardless of financial performance.

•	Incentives would be weighted at 85% for performance against financial metrics and 15% for performance against safety metrics.

•	Financial incentives would be based on the following:

•	operating income; and

•	working capital management.

•	Safety incentives would be based on the following:

•	Total Recordable Incident Rate, or “TRIR”;

•	quality and depth of the investigation of safety incidents; and

•	implementation of corrective actions identified in safety audits.

•	Payout of the short-term incentives attributable to operating income for Messrs. Hewitt, Cavanah and Montalbano would be based on a combination of the Company’s consolidated performance and the performance of the individual operating companies. The payout attributable to working capital management and safety would be based on consolidated results.

•	Payout of short-term incentives for Messrs. Ryan and Turner would based on a combination of the Company’s consolidated performance and the performance of the applicable operating company with respect to operating income and the applicable operating company performance with respect to working capital management and safety.

•	Once the Committee approved the incentive metrics, Threshold, Target and Maximum levels of performance were defined.

•	Target short-term payouts for fiscal 2017 were established for each of the Named Executive Officers. Mr. Hewitt’s target remained at 100% of his base salary, Messrs. Montalbano’s and Cavanah’s targets increased from 65% to 75% of their respective base salaries and Messrs. Ryan’s and Turner’s targets were increased from 60% to 75% of their respective base salaries.

Incentive targets for the Named Executive Officers are as follows:

•	Safety performance targets, which represent 15% of the total incentive opportunity, were established based on the safety criteria discussed above. The specific criteria were as follows:

	Threshold	Target	Maximum
TRIR	0.65	0.55	0.37
Quality and depth of the investigation of safety incidents	70.0%	80.0%	90.0%
Safety audit corrective action implementation	70.0%	80.0%	90.0%

•	The financial incentive tied to pre-tax operating income represents 75% of the total bonus opportunity for the Named Executive officers. The specific pre-tax operating income criteria at the consolidated level were as follows:

	Minimum	Threshold	Target	Maximum
	in millions
Pre-tax operating income	$39.1	$43.0	$55.8	$67.0
Percentage of fiscal 2017 budgeted amount	70.0%	77.0%	90.0%	120.0%
Percentage of target bonus earned	25.0%	50.0%	100.0%	150.0%

•	Ten percent of the total bonus opportunity is tied to the achievement of Net Working Capital targets. The Net Working Capital percentage is based on the ratio of certain working capital accounts to revenue. The specific criteria are as follows: Threshold—8.0%; Target—6.0%; and Maximum—4.0%. The incentive attributable to Net Working Capital is measured at the consolidated level for Messrs. Hewitt, Montalbano and Cavanah and at the applicable operating company level for Messrs. Ryan and Turner.

The Committee evaluated actual results in each category against the applicable financial and safety goals:

Financial: In fiscal 2017, we achieved pre-tax operating income of $4.9 million. This level of pre-tax operating income is less than the 50% necessary to earn payments based on financial performance. The fiscal 2017 Net Working Capital percentage was 9.7% which was below the threshold amount.

Safety: In fiscal 2017, we achieved a TRIR of 0.49, 80% on the quality and depth of safety incident investigations, and 97% on the implementation of corrective actions identified in safety audits. These results are between target and maximum on TRIR, at the target level of performance on the quality and depth of safety incident investigations and at the maximum level of performance on safety audit corrective action implementation.

In spite of our exceptional safety performance in fiscal 2017, due to the financial performance of the Company, the Committee concluded that no payouts would be made on the safety incentives.

Performance measures are established shortly after the beginning of the fiscal year and do not include the impact of any acquisitions, positive or negative, completed within the fiscal year. However, it is anticipated that the Committee would evaluate any acquisitions which may be completed during the fiscal year on a case-by-case basis to determine their impact on the plan and adjust performance measures appropriately. In addition, the Committee has negative discretion with respect to actual payout of annual short term incentive awards and can reduce awards regardless of whether performance targets are achieved.

The Annual/Short-Term Incentive Compensation Plan is reviewed and evaluated periodically to ensure that it meets our objectives and may be modified, discontinued or replaced based on our changing objectives and requirements.

Long-Term Incentive Compensation

The purpose for providing long-term incentive compensation to executive officers is to tie executive rewards directly to the enhancement of long-term stockholder value and Company profitability. Offering the opportunity for executive officers and other key members of management to earn an ownership position in the Company along with a long-term cash incentive enables us to remain competitive and attract, retain and motivate top executive and management talent. We believe that long-term incentive awards help to create and maintain a long-term perspective among executive officers and provide a direct link between executive compensation and our long-term growth and profitability. However, we also understand that equity awards create dilution in our earnings per share and therefore, believe that a portion of our long-term incentive compensation should be in the form of cash.

The Committee believes that a combination of service-based RSUs and performance units are the most appropriate forms of equity awards to achieve our stated objectives. RSUs strongly and directly link management and stockholder interests. As a full value award, RSUs are less dilutive to stockholders than stock options, since we are able to issue fewer shares in order to attain the desired level of equity compensation for our executive officers and managers. Under the long-term incentive program, all awards are issued on an annual basis. A portion of the annual award is in the form of service-based RSUs that vest over a specified period of time. Service-based shares are an excellent tool to promote executive officer and management retention. The second portion of the award is in the form of performance units with performance criteria that link the realized value of the equity reward to achievement of stockholder value. Finally, the remaining portion of the award is cash-based and includes performance incentives tied to achievement of important strategic goals. Specific, individual grants vary by level and role in the organization. The amount of each award corresponds to the respective salary grade for each executive officer and manager.

Long-term incentive awards are reviewed and evaluated periodically to ensure that they continue to meet our objectives and may be modified, discontinued or replaced based on the changing objectives and requirements of the Company. The Committee reviewed the long-term incentive plan in August 2016 in connection with the grant of fiscal 2017 long-term incentive awards and recommended no significant changes. The Committee’s review carefully considered the Meridian study, trends of our peer companies, compensation objectives of retention and value creation, and the objective of conserving shares available for grant under our equity incentive plan and reducing earnings dilution.

The Committee approved the following structure for the fiscal 2017 long-term incentive grant:

•	One third of the grant consisted of service-based RSUs. Vesting will occur evenly over a four-year period beginning on the first anniversary of the grant date, so long as the Named Executive Officer remains continuously employed by us through each vesting date.

•	One third of the grant is in the form of performance units. The performance units cliff vest on the third anniversary of the grant. The shares of Company common stock received can vary from zero to two for each performance unit based on the relative Total Shareholder Return of the Company’s common stock as compared to the Total Shareholder Return of a group of peer companies over the vesting period. The potential award levels are as follows:

Shareholder Return Goal	Total Shareholder Return	Shares of Common Stock for Each Performance Unit
Threshold	25th percentile of Peer Group	0.25
Above Threshold	35th percentile of Peer Group	0.50
Target	50th percentile of Peer Group	1.00
Above Target	75th percentile of Peer Group	1.50
Maximum	90th percentile of Peer Group	2.00

The peer group for the fiscal 2017 performance unit award was as follows:

Aegion Corp.	Layne Christensen Co.
Babcock and Wilcox Enterprises	MasTec, Inc.
Chicago Bridge & Iron Company N.V.	Mistras Group, Inc.
Dycom Industries Inc.	MYR Group Inc.
Emcor Group, Inc.	Primoris Services Corporation
Granite Construction, Inc.	Quanta Services, Inc.
Great Lakes Dredge and Dock Corporation	Sterling Construction Company, Inc.
Jacobs Engineering Group Inc.	Team, Inc.
KBR, Inc.	Willbros Group, Inc.

•	The remaining one-third of the grant was a performance-based award to be paid in cash. The award cliff vests after two years and is based on the Average Return on Invested Capital (“AROIC”) achieved by the Company over fiscal years 2017 and 2018. The threshold AROIC goal is 13%, the target AROIC goal is 15% and the maximum AROIC goal is 17%. At these performance levels, the payouts would be 50%, 100% and 150% of the target award.

Grants made during fiscal 2017 to our Named Executive Officers are shown in the Grants of Plan-Based Awards table under the caption “Executive Officer Compensation”.

Perquisites and Other Benefits

Our executive officers do not receive significant compensation in the form of perquisites or supplemental benefits. In general, our executive officers are eligible to participate in the same retirement and health and welfare plans as all of our other eligible employees. We offer the following benefits to executive officers.

•	We sponsor the Matrix Service Company 401(k) Savings Plan, which allows executive officers and other employees to contribute up to 100% of their salary (up to the annual IRS maximum). The Company’s safe harbor matching contribution is a 100% matching contribution on salary deferrals up to the first 3% of compensation and 50% on the next 2% of compensation deferred. All matching contributions are 100% vested at all times. Executive officers participate and receive benefits under the plan in the same manner as all other eligible participants. We do not sponsor or maintain any other pension, deferred compensation or other supplemental retirement plans for executive officers.

•	In addition to the group term life insurance policy offered to all eligible employees, we provide additional life insurance to our executive officers, at no cost to the officer. Specifically, the Company provides a term life insurance policy equal to two times base salary up to a maximum of $1.5 million. For the CEO, additional corporate term life insurance policies of $500,000 with the Company as the beneficiary and $500,000 with a designee of the CEO as the beneficiary are provided.

•	The Company provides long-term disability to all administrative employees. Under this plan, the employee may receive disability payments of up to 60% of their base salary subject to a maximum of $12,000 per month. The Company also provides a supplemental executive long-term disability plan to the Named Executive Officers. Under the plan, the Named Executive Officers may receive disability payments of up to 60% of the sum of their base salary and the average of their prior two years short-term incentive cash bonuses. The supplemental plan also increases the benefit up to a maximum of $20,000 per month.

In addition to the company-provided life insurance policies described above, all executive officers, along with other eligible employees and managers, have the option to purchase supplemental life insurance for themselves, their spouses and dependents.

Change of Control/Severance Agreements

We have entered into Change of Control/Severance Agreements with each of our Named Executive Officers. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances our ability to attract and retain leadership talent. For further details regarding our Change of Control/Severance Agreements, see the discussion under the caption “Potential Payments Upon Termination or Change of Control.”

Clawback Policy

Consistent with the principles of responsible oversight, the Company’s Board has adopted a clawback policy, and the Company’s equity award agreements also include a clawback provision. The clawback policy provides that, to the extent permitted by law, if the Board, with the recommendation of the Committee, determines that:

•	any bonus, equity award, equity equivalent award or other incentive compensation has been awarded or received by an executive officer, and such compensation was based on the achievement of any financial results that were subsequently the subject of any material restatement of our financial statements filed with the SEC;

•	the executive officer engaged in grossly negligent or intentional misconduct that caused or substantially caused the material restatement; and

•	the amount of the compensation would have been less had the financial statements been correct,

we will seek to recover from the executive officer such compensation, in whole or in part, as we deem appropriate under the circumstances. The Board has sole discretion in determining whether an officer’s conduct has or has not met any particular standard of conduct under law or Company policy.

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was signed into law on July 21, 2010, the SEC was directed to issue rules requiring the national securities exchanges to amend their listing standards to require listed companies to adopt mandatory clawback policies. The Company anticipates that it will modify its clawback policy to conform to the requirements of any such rules or listing requirements upon their adoption.

Policy on Hedging and Pledging of Company Securities

Hedging transactions may permit a director, officer or employee to continue to own our securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as our other stockholders. Our Insider Trading Policy specifically prohibits our directors, Named Executive Officers and other employees from engaging in any hedging activities with respect to our securities.

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in the Company’s securities, our Insider Trading Policy prohibits directors, Named Executive Officers and other employees from holding our securities in a margin account or otherwise pledging our securities.

Compensation Program as it Relates to Risk

We have reviewed our compensation policies and practices for both executives and non-executives as they relate to risk and have determined that they are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, we considered the various elements of our compensation program that are designed to help mitigate excessive risk taking, including:

•	Components of Compensation: We use a mix of compensation elements including base salary, short-term incentives and long-term incentives to avoid placing too much emphasis on any one component of compensation.

•	Short-term Incentive Compensation: Our short-term incentive compensation plan does not allow for unlimited payouts. For fiscal 2017, short-term incentive payments cannot exceed 150% of target levels.

•	Long-term Incentive Awards: Our long-term incentive awards drive a long-term perspective and vest over a period of four years. Our performance-based long-term incentive awards are capped and cannot exceed 200% of target levels.

•	Committee Oversight: The Committee reviews and administers all awards under short- and long-term incentive plans.

•	Performance Measures: Our performance goal setting process is aligned with our business strategy and the interests of our stockholders.

•	Clawback Policy: We have the ability to recover excess incentive-based compensation awarded to any of our executive officers as a result of an accounting restatement due to material non-compliance with the reporting requirements under federal securities laws in certain circumstances.

•	Stock Ownership Guidelines: Our stock ownership guidelines require our senior management to maintain a significant portion of their personal wealth in our common stock for the duration of their employment with our Company.

Our compensation program is designed to motivate our Named Executive Officers and other Company officers to achieve business objectives that generate strong stockholder returns and to encourage ethical behaviors.

Equity Ownership Guidelines

The Board believes that our executive officers should demonstrate their commitment to, and belief in, the Company’s long-term profitability. Stock ownership more closely aligns our executive officers’ interests and actions with the interests of the Company’s stockholders. Accordingly, each officer is expected to maintain a significant investment in the Company through the ownership of our common stock. See the discussion under the caption “Security Ownership of Certain Beneficial Owners and Management — Equity Ownership Guidelines” for a description of our guidelines.

Report of the Compensation Committee of the Board

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

John W. Gibson, Chairman

I. Edgar Hendrix

Tom E. Maxwell

Jim W. Mogg

John D. Chandler (appointed in June 2017)

Martha Z. Carnes (appointed in July 2017)

EXECUTIVE OFFICER COMPENSATION

The following tables set forth certain information regarding compensation of the Chief Executive Officer, the Chief Financial Officer, and each of the Company’s three other most highly compensated executive officers who were serving as executive officers at June 30, 2017 for services in all capacities to the Company and its subsidiaries. The executive officers listed below are referred to collectively as the Named Executive Officers, or “NEOs”.

Summary Compensation Table

The following table sets forth information with respect to the total compensation of the Named Executive Officers in fiscal 2017, 2016, and 2015:

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
John R. Hewitt Chief Executive Officer	2017 2016 2015	750,000 750,000 729,904	(4) (4) (4)	— — —		1,462,103 1,352,411 1,406,665	— — —	— 129,701 203,379	— — —	27,260 27,111 25,276	(3)	2,239,363 2,259,223 2,365,224
Joseph F. Montalbano Chief Operating Officer	2017 2016 2015	491,127 472,500 467,740	(4) (4) (4)	— — —		541,619 426,020 443,085	— — —	— 53,111 73,417	— — —	32,917 29,537 31,689	(3)	1,065,663 981,168 1,015,931
Kevin S. Cavanah Chief Financial Officer	2017 2016 2015	430,616 417,450 405,932	(4) (4) (4)	— — —		473,971 376,381 391,499	— — —	— 46,925 63,750	— — —	24,746 23,127 23,716	(3)	929,333 863,883 884,897
James P. Ryan President—Matrix Service	2017 2016 2015	413,143 378,887 354,546		— — 78,042	(5)	328,539 258,325 268,709	— — —	— 39,389 61,150	— — —	29,546 27,630 27,123	(3)	771,228 704,231 789,570
Jason W. Turner President—Matrix North American Construction	2017 2016 2015	384,935 344,100 336,887	(4) (4) (4)	— — —		308,584 248,193 258,116	— — —	— 33,550 29,788	— — —	23,249 21,072 21,274	(3)	716,768 646,915 646,065

(1)	The amounts shown represent the grant date fair value for awards of RSUs and performance units granted during the period determined in accordance with FASB Accounting Standards Codification ASC Topic 718 – Compensation – Stock Compensation (“ASC718”). A portion of the awards that were granted in fiscal years 2015, 2016, and 2017 are subject to certain market conditions; accordingly, the grant date fair value of these awards is based upon the probable outcome of those conditions. Amounts have not been adjusted for expected forfeitures. For further information on the assumptions used in the valuation of these awards see Note 1 and Note 10 included in the Notes to Consolidated Financial Statements included in our fiscal 2017 Annual Report on Form 10-K. Using the maximum number of shares of stock issuable upon vesting of the performance units (200% of the performance units granted in fiscal 2017), the aggregate grant date fair value of the performance units awarded in fiscal 2017 would be: $1,263,908 for Mr. Hewitt, $468,200 for Mr. Montalbano, $409,722 for Mr. Cavanah, $284,004 for Mr. Ryan and $266,754 for Mr. Turner.
(2)	Represents amounts payable to the Named Executive Officer under the annual/short-term incentive compensation plan for the applicable fiscal year’s performance and for the cash-based portion of the long-term incentive award that was earned in the applicable fiscal year. In fiscal 2017, no amounts were earned under the cash-based portion of the long-term incentive plan or under the annual/short-term incentive plan.
(3)	Represents amounts paid by us on behalf of the Named Executive Officer for life insurance and disability premiums and matching contributions to the Named Executive Officer’s account in our qualified 401(k) plan. Life insurance and disability premiums in fiscal 2017 totaled $19,160, $19,664, $13,170, $17,598, and $11,084 for Messrs. Hewitt, Montalbano, Cavanah, Ryan, and Turner, respectively. Matching contributions to our 401(k) plan in fiscal 2017 totaled $8,100, $13,253, $11,576, $11,948, and $12,165 for Messrs. Hewitt, Montalbano, Cavanah, Ryan, and Turner, respectively.
(4)	The base salary of Mr. Hewitt was unchanged in fiscal 2017. The base salaries shown for Messrs. Montalbano, Cavanah and Turner for fiscal 2017 represent their current base salaries of $496,125, $434,148 and $395,716, respectively, for the period from September 1, 2016 to June 30, 2017 and their prior base salaries for the period July 1, 2016 to August 31, 2016. The base salaries of Messrs. Hewitt, Montalbano, Cavanah and Turner were unchanged in fiscal 2016. The base salaries shown for Messrs. Hewitt, Montalbano, Cavanah and Turner for fiscal 2015 represent their base salaries of $750,000, $472,500, $417,500 and $344,100 respectively for the period from September 1, 2014 to June 30, 2015 and their prior base salaries for the period July 1, 2014 to August 31, 2014.
(5)	In recognition of Mr. Ryan’s strong contribution to his operating company achieving its budgeted operating income in fiscal 2015, Mr. Ryan received a discretionary short-term incentive compensation bonus of $78,042, or 21.8% of his base salary at June 30, 2015. Mr. Ryan’s bonus was based on record financial performance for his operating company. He did not receive any bonus attributable to the safety or consolidated operating income portions of the annual short-term incentive compensation plan or any bonus attributable to the long-term cash based AROIC plan.

Grants of Plan-Based Awards During Fiscal 2017

The following table sets forth information with respect to grants of plan-based awards in fiscal 2017 to the Named Executive Officers:

		Estimated Future Payouts Under Non-equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name	Grant Date	Minimum ($)	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
John R. Hewitt	8/23/2016 8/23/2016 8/23/2016	187,500 — —	375,000 312,500 —	750,000 625,000 —	1,125,000 937,500 —	(4) (5)	— — 9,159	— — 36,635	— — 73,270	— — 36,635	— — —	— — —	— — 1,462,103
Joseph F. Montalbano	8/23/2016	93,023	186,047	372,094	558,141	(4)	—	—	—	—	—	—	—
	8/23/2016	—	115,763	231,525	347,288	(5)	—	—	—	—	—	—	—
	8/23/2016	—	—	—	—		3,393	13,571	27,142	13,571	—	—	541,619
Kevin S. Cavanah	8/23/2016	81,403	162,806	325,611	488,417	(4)	—	—	—	—	—	—	—
	8/23/2016	—	101,301	202,602	303,903	(5)	—	—	—	—	—	—	—
	8/23/2016	—	—	—	—		2,969	11,876	23,752	11,876	—	—	473,971
James P. Ryan	8/23/2016	78,994	157,988	315,975	473,963	(4)	—	—	—	—	—	—	—
	8/23/2016	—	70,217	140,433	210,650	(5)	—	—	—	—	—	—	—
	8/23/2016	—	—	—	—		2,058	8,232	16,464	8,232	—	—	328,539
Jason W. Turner	8/23/2016 8/23/2016 8/23/2016	74,197 — —	148,394 65,953 —	296,787 131,905 —	445,181 197,858 —	(4) (5)	— — 1,933	— — 7,732	— — 15,464	— — 7,732	— — —	— — —	— — 308,584

(1)	Represents the number of shares which may be issued pursuant to fiscal 2017 performance unit awards to the Named Executive Officers that cliff vest three years after the grant date. The number of shares of common stock received upon vesting of the performance units will range between 0% and 200% of the number of performance units awarded as determined by the three-year Total Shareholder Return on the Company’s common stock when compared to the Total Shareholder Return on the common stock of a group of peer companies selected by the Compensation Committee of the Board. The fiscal 2017 performance unit awards are described above under the caption “Compensation Discussion and Analysis”.
(2)	Amounts shown represent service-based RSUs granted to the Named Executive Officers in fiscal 2017. The awards vest in four equal annual installments beginning one year after the grant date, subject to the Named Executive Officer’s continued employment with the Company.
(3)	Amounts shown are calculated based upon the grant date fair value calculated in accordance with ASC718. The grant date fair value of the service-based RSUs is calculated by multiplying the number of RSUs awarded by the closing stock price on the date of grant. The grant date fair value of the performance units is calculated using a Monte Carlo model. The model estimated the fair value of the award based on approximately 100,000 simulations of the future prices of the Company’s common stock compared to the future prices of its peer companies based on historical volatilities. The model also took into account the expected dividends over the performance period. See Notes 1 and 10 of the Notes to the Consolidated Financial Statements included in the Company’s fiscal 2017 Annual Report on Form 10-K for a full discussion of the Company’s stock based compensation accounting policies. The specific grant date fair values are as follows:

	Service-Based Awards			Performance-Based Awards
Name	Shares (#)	Value per Share ($)	Grant Date Fair Value ($)	Shares at target (#)	Value per Share ($)	Grant Date Fair Value ($)	Total Grant Date Fair Value ($)
John R. Hewitt	36,635	17.25	631,954	36,635	22.66	830,149	1,462,103
Joseph F. Montalbano	13,571	17.25	234,100	13,571	22.66	307,519	541,619
Kevin S. Cavanah	11,876	17.25	204,861	11,876	22.66	269,110	473,971
James P. Ryan	8,232	17.25	142,002	8,232	22.66	186,537	328,539
Jason W. Turner	7,732	17.25	133,377	7,732	22.66	175,207	308,584

(4)	The amounts shown are the cash incentive compensation award potential for each Named Executive Officer under our annual/short-term incentive compensation plan described above under the caption “Compensation Discussion and Analysis.” Actual payouts to the Named Executive Officers for the applicable fiscal year are reported in the Summary Compensation Table as a portion of the amount shown under the column “Non-Equity Incentive Plan Compensation.”
(5)	Amounts shown represent the potential cash awards for each Named Executive Officer under the cash portion of our fiscal 2017 long-term incentive award described above under the caption “Compensation Discussion and Analysis”. The actual cash payout can range from 0% to 150% of the target payout and is based on average Return on Invested Capital for fiscal 2017 and fiscal 2018. Actual payouts for the applicable fiscal year are reported in the Summary Compensation Table as a portion of the amount shown under the column “Non-Equity Incentive Plan Compensation.”

Outstanding Equity Awards at Fiscal Year-End for 2017

The following table sets forth certain information with respect to outstanding equity awards held by the Named Executive Officers as of June 30, 2017:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
John R. Hewitt	—	—	—	—	78,058	729,842	17,135	160,212
Joseph F. Montalbano	21,050	—	10.19	11/17/2021	26,908	251,590	5,906	55,221
Kevin S. Cavanah	16,850	—	10.19	11/17/2021	23,623	220,875	5,189	48,517
James P. Ryan	—	—	—	—	16,828	157,342	3,582	33,492
Jason W. Turner	8,000	—	10.19	11/17/2021	16,147	150,974	3,397	.

(1)	Based on the closing price of our common stock on June 30, 2017 of $9.35.

The stock awards vest according to the following schedule:

	Number of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Shares	Vest Date	Shares		Vest Date
John R. Hewitt	9,159	8/23/2017	—	(1)	8/26/2017
	7,976	8/25/2017	7,976	(1)	8/25/2018
	5,610	8/26/2017	9,159	(1)	8/23/2019
	6,275	8/27/2017
	9,159	8/23/2018
	7,976	8/25/2018
	5,610	8/26/2018
	9,159	8/23/2019
	7,976	8/25/2019
	9,158	8/23/2020
Joseph F. Montalbano	3,393	8/23/2017	—	(1)	8/26/2017
	2,513	8/25/2017	2,513	(1)	8/25/2018
	1,767	8/26/2017	3,393	(1)	8/23/2019
	2,266	8/27/2017
	3,393	8/23/2018
	2,512	8/25/2018
	1,767	8/26/2018
	3,393	8/23/2019
	2,512	8/25/2019
	3,392	8/23/2020
Kevin S. Cavanah	2,969	8/23/2017	—	(1)	8/26/2017
	2,220	8/25/2017	2,220	(1)	8/25/2018
	1,561	8/26/2017	2,969	(1)	8/23/2019
	1,966	8/27/2017
	2,969	8/23/2018
	2,220	8/25/2018
	1,561	8/26/2018
	2,969	8/23/2019
	2,219	8/25/2019
	2,969	8/23/2020
James P. Ryan	2,058	8/23/2017	—	(1)	8/26/2017
	1,524	8/25/2017	1,524	(1)	8/25/2018
	1,072	8/26/2017	2,058	(1)	8/23/2019
	1,883	8/27/2017
	2,058	8/23/2018
	1,523	8/25/2018
	1,071	8/26/2018
	2,058	8/23/2019
	1,523	8/25/2019
	2,058	8/23/2020
Jason W. Turner	1,933	8/23/2017	—	(1)	8/26/2017
	1,464	8/25/2017	1,464	(1)	8/25/2018
	1,029	8/26/2017	1,933	(1)	8/23/2019
	916	8/27/2017
	1,050	12/23/2017
	1,933	8/23/2018
	1,464	8/25/2018
	1,029	8/26/2018
	1,933	8/23/2019
	1,463	8/25/2019
	1,933	8/23/2020

(1)	Represents fiscal 2015, 2016 and 2017 performance unit awards to the Named Executive Officers that cliff vest three years after the grant date. If threshold performance is achieved, the performance units are converted to the Company’s common stock upon vesting. The number of shares of common stock received for each performance unit will vary from zero to two based on the Total Shareholder Return on the Company’s common stock when compared to Total Shareholder Return on common stock of peer companies selected by the Compensation Committee of the Board. The Total Shareholder Return Goals are as follows:

Shareholder Return Goal	Total Shareholder Return	Shares of Common Stock for Each Performance Unit
Threshold	25th percentile of Peer Group	0.25
Above Threshold	35th percentile of Peer Group	0.50
Target	50th percentile of Peer Group	1.00
Above Target	75th percentile of Peer Group	1.50
Maximum	90th percentile of Peer Group	2.00

The performance period (fiscal 2015, 2016 and 2017) for the fiscal 2015 performance unit award has been completed. In August 2017, the Compensation Committee certified that the Company’s relative Total Shareholder Return for the performance period was below the amount required for a Threshold payout. Accordingly, the number of shares presented for the fiscal 2015 performance unit award is zero. Based on the Company’s relative Total Shareholder Return for fiscal 2016 and 2017 (two-thirds of the performance period for the fiscal 2016 award), the fiscal 2016 award is presented at the Threshold performance level. Based on the Company’s relative Total Shareholder Return for fiscal 2017 (one-third of the performance period for the fiscal 2017 award), the fiscal 2017 award is also presented at the Threshold performance level.

Option Exercises and Stock Vested During Fiscal 2017

The following table sets forth information with respect to the value realized by our Named Executive Officers upon the exercise of stock options and the vesting of RSUs in fiscal 2017.

	Fiscal 2017
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
John R. Hewitt	—	—	71,243	1,202,599
Joseph F. Montalbano	—	—	25,757	437,080
Kevin S. Cavanah	—	—	22,251	377,034
James P. Ryan	9,813	121,289	20,404	346,472
Jason W. Turner	—	—	12,140	211,257

(1)	The value realized is the difference between the option exercise price and the sales price of the common stock on the date of exercise, multiplied by the number of shares for which the options were exercised.
(2)	The value realized is the closing sales price of the common stock on the vesting date, multiplied by the number of shares for which the restrictions lapsed. The stock awards that vested in fiscal 2017 relate to service-based and performance-based awards and were as follows:

	Service-Based Awards		Performance-Based Awards		Total
Name	Shares (#)	Value ($)	Shares (#)	Value ($)	Shares (#)	Value ($)
John R. Hewitt	27,820	489,159	43,423	713,440	71,243	1,202,599
Joseph F. Montalbano	10,072	179,375	15,685	257,705	25,757	437,080
Kevin S. Cavanah	8,642	153,438	13,609	223,596	22,251	377,034
James P. Ryan	7,372	132,356	13,032	214,116	20,404	346,472
Jason W. Turner	5,797	107,042	6,343	104,215	12,140	211,257

The performance based awards that vested in fiscal 2017 were the fiscal 2014 performance unit awards that were based on relative Total Shareholder Return from fiscal 2014 through the end of fiscal 2016. The Company’s performance over the vesting period was in the 82nd percentile; therefore, 173% of the target performance was earned.

Potential Payments Upon Termination or Change of Control

We have entered into Change of Control/Severance Agreements with Messrs. Hewitt, Cavanah, Montalbano, Ryan and Turner. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances our ability to attract and retain leadership talent.

Under these agreements, payment of benefits may occur under two circumstances:

•	If we experience a “Change of Control” and the executive suffers an “Adverse Event” or is terminated without “Cause,” either on the date of the Change of Control or within 24 months following the Change of Control date; or

•	The executive is terminated from employment at any time for reasons other than Cause.

“Change of Control” means (i) the acquisition by any “person” or “group” (as defined pursuant to Section 13(d) under the Securities Exchange Act) of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of in excess of 35% of the combined voting power of the outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); (ii) during any one (1) year period, individuals who at the beginning of such period constituted the Board of the Company (the “Board”) (together with any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors of the Company then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved (but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) cease for any reason to constitute a majority of the members of the Board; (iii) consummation of a merger, consolidation, recapitalization or reorganization of the Company, other than a merger, consolidation, recapitalization or reorganization which would result in the Voting Securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting stock of the surviving entity (or if the surviving entity is a subsidiary of another entity, then of the parent entity of such surviving entity), more than fifty percent (50%) of the total voting power represented by the voting stock of the surviving entity (or parent entity) outstanding immediately after such merger, consolidation, recapitalization or reorganization; (iv) a “change in the ownership of a substantial portion of the assets” of the Company as these terms are defined under Code § 409A(a)(2)(A)(v) and Treasury Regulations § 1.409A-3(g)(5) or other then existing and applicable Treasury Regulations promulgated under Code § 409A that define the terms “change of control” for deferred compensation arrangements or (v) the Company’s stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company (in one transaction or a series of related transactions) of all or substantially all of the Company’s assets to any Person.

“Cause” means, with reference to a severance event, that the executive has been severed from employment with the Company because of the executive’s theft of Company property, embezzlement or dishonesty that results in harm to the Company; continued gross or willful neglect of his or her job responsibilities after receiving written warnings regarding such neglect from the Company; conviction of a felony or pleading nolo contendere to a felony charged under state or federal law; or willful violation of Company policy. A determination by the Company’s Board that an event constituting “Cause” under this Agreement has occurred is binding upon the Company and the executive.

“Adverse Event” means that the executive has experienced an event that has a material adverse impact on the executive’s job position, responsibilities, duties, authorities, compensation or opportunities within the Company. An Adverse Event shall be considered “material” when: (i) the executive experiences any reduction in base salary; (ii) the executive experiences a reduction in salary range or opportunity for increases in salary; (iii) the executive experiences a reduction in incentive compensation range or opportunity; (iv) there is a material reduction in the executive’s executive benefits or perquisites; (v) the executive is reassigned to a position or role with a lower salary range, salary opportunity, incentive range or incentive opportunity; or (vi) the executive experiences a material reduction in responsibilities.

In the event payment of benefits is triggered under these agreements, the executive officer will be paid in the manner outlined below. All benefits paid under these agreements are conditioned upon the executive executing a non-interference, non-solicitation, waiver and release of claims and confidentiality agreement in a form satisfactory to us. Failure to execute such an agreement prior to the payment date is considered an absolute forfeiture of the severance benefit. In the event an executive officer is terminated for Cause, all benefits and payments under the agreement are forfeited.

In the event an executive suffers an Adverse Event or is terminated from employment for reasons other than Cause, each within 24 months of a Change of Control, benefits are paid as follows:

•	Mr. Hewitt, Mr. Cavanah and Mr. Montalbano – Paid an amount equal to two years of base salary plus the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position. All forms of equity benefits vest and restrictions on such benefits lapse immediately.

•	Mr. Ryan and Mr. Turner – Paid an amount equal to one and one-half years of base salary plus the average annual bonus compensation paid to the executive in the previous three calendar years. All forms of equity benefits vest and restrictions on such benefits lapse immediately.

Even in the absence of a Change of Control, in the event an executive is terminated from employment for reasons other than Cause, benefits are paid as follows:

•	Mr. Hewitt – Paid an amount equal to one year of base salary plus bonus compensation in an amount equal to his target short-term incentive payout which is currently 100% of base salary.

•	Mr. Cavanah, Mr. Montalbano, and Mr. Turner – Paid an amount equal to one year of base salary plus the lesser of the average annual bonus compensation paid to the executive in the previous three years or the number of full fiscal years the executive has been employed in the position.

•	Mr. Ryan – Paid an amount equal to one year of base salary plus the lesser of the average annual bonus compensation paid to the executive in the previous three years or the number of full fiscal years the executive has been employed in the position. All forms of equity benefits vest and restrictions on such benefits lapse immediately.

We have also entered into Change of Control Agreements with other executive officers and key members of management. These agreements are designed to promote stability, continuity and focus for key personnel during periods of uncertainty that may be created by potential change of control situations. We seek to offer some security and protection when asking officers and managers to remain engaged through uncertain times.

Under these agreements, payment of benefits occurs in the event of a Change of Control and the executive officer/manager has suffered an Adverse Event or been terminated from employment for reasons other than Cause, either on the date of the Change of Control or within six months of the Change of Control date. There is no general severance clause in these agreements.

In the event payment of benefits is triggered under these agreements, the executive officer/manager will be paid an amount equal to one year of base salary. In addition, all equity awards immediately vest and all restrictions on such benefits lapse. All benefits paid under these agreements are conditional upon the executive officer/manager executing a non-interference, non-solicitation, waiver and release of claims and confidentiality agreement in a form satisfactory to us. Failure to execute such an agreement prior to the payment date will be considered an absolute forfeiture of the severance benefit. In the event an executive officer/manager is terminated for Cause, all benefits and payments under the agreement are forfeited.

Benefits will be paid in the calendar year the triggering event occurs and, generally, within thirty days of the date of the triggering event. In no case shall the payment of the severance benefits be paid later than March 15 following the calendar year in which the event occurred.

The following table shows potential payments to our Named Executive Officers under existing contracts, agreements, plans or arrangements, whether written or unwritten for various scenarios involving a termination of each of such Named Executive Officers, assuming a June 30, 2017 termination date and, where applicable, using the closing price of our common stock on June 30, 2017 of $9.35. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from us.

Except for certain terminations which entitle a Named Executive Officer to severance payments under the agreements described above, and except for the acceleration of vesting of equity awards upon retirement, death or disability to which a Named Executive Officer may be entitled under his respective award agreements, there are no agreements, arrangements or plans that entitle the Named Executive Officers to severance, perquisites or other enhanced benefits upon their termination of employment. Any agreement to provide such other payments or benefits to a terminating executive would be at the discretion of the Compensation Committee.

	Change of Control with Adverse Event or Termination for Reasons Other than Cause				Termination by the Company at any Time for Reasons Other than Cause				Voluntary Termination	Retirement	Death, Disability or Change of Control (No Adverse Event)
Name	Salary Severance ($) (1)	Non-Equity Incentive Plan Severance ($) (2)	Value of Stock Options That Would Vest ($) (3)	Value of RSUs, Performance Units and Cash-Based LTI Awards for Which Restrictions Would Lapse ($) (4)	Salary Severance ($) (1)	Non-Equity Incentive Plan Severance ($) (5)	Value of Stock Options That Would Vest ($) (3)	Value of RSUs and Performance Units for Which Restrictions Would Lapse ($)	No Contractual Benefits	Value of RSUs, Performance Units and Cash-Based LTI Awards for Which Restrictions Would Lapse (6)	Value of Stock Options That Would Vest ($) (3)	Value of RSUs, Performance Units and Cash-Based LTI Awards for Which Restrictions Would Lapse ($) (4)	Maximum Potential Payments
John R. Hewitt	1,500,000	43,234	—	2,830,515	750,000	750,000	—	—	—	—	—	2,830,515	4,373,749
Joseph F. Montalbano	992,250	17,704	—	966,941	496,125	17,704	—	—	—	515,740	—	966,941	1,976,895
Kevin S. Cavanah	868,296	15,642	—	849,874	434,148	15,642	—	—	—	—	—	849,874	1,733,812
James P. Ryan	631,950	39,144	—	591,191	421,300	39,144	—	331,373	—	—	—	591,191	1,262,285
Jason W. Turner	593,574	11,183	—	563,121	395,716	11,183	—	—	—	—	—	563,121	1,167,878

(1)	Represents payment of one and one-half or two years of base salary for the event specified based on base salary as of June 30, 2017.
(2)	Represents payment of non-equity incentive severance for the event specified based on the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position.
(3)	Represents the value the Named Executive Officer would realize for the vesting of all nonvested stock options for the specified event. The value is the difference between the option exercise price and the market price of the common stock as of the close of business on June 30, 2016, multiplied by the number of nonvested stock options at June 30, 2017. At June 30, 2017, all of the stock options held by the NEOs were already exercisable.
(4)	Represents the value the Named Executive Officer would realize upon the lapsing of restrictions on RSUs, performance units and cash LTI awards due to the specified event. The value shown is the number of unvested RSUs and performance units, assuming a target performance level, at June 30, 2017 multiplied by the market price of common stock at the close of business on June 30, 2017 plus the value of the cash LTI awards, which are also assumed to vest based on the target level of performance.
(5)	Represents 100% of annual salary for Mr. Hewitt. For Messrs. Montalbano, Cavanah, Turner and Ryan, the amount represents payment of non-equity incentive severance for the event specified based on the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position.
(6)	Represents the value Mr. Montalbano would realize for the lapsing of restrictions on RSUs, performance units and cash LTI awards due to his retirement. The value shown is the number of unvested RSUs at June 30, 2017 for which restrictions would lapse at retirement multiplied by the market price of common stock at the close of business on June 30, 2017. Restrictions lapse on performance units, RSUs and cash LTI awards upon retirement on a pro rata basis based on the number of full and partial months served in the applicable performance period. The performance units and cash LTI awards are assumed to vest at the target level of performance. Messrs. Hewitt, Cavanah, Ryan, and Turner were not eligible for retirement at June 30, 2017.

PROPOSAL NUMBER 3: Advisory Vote to Approve Named Executive Officer Compensation

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, and Rule 14a-21 promulgated thereunder, we are seeking an advisory vote from our stockholders to approve our Named Executive Officer compensation, as set forth below.

We are asking for stockholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under the caption “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion accompanying the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this proxy statement. We are open to receiving feedback from stockholders on executive compensation and currently provide stockholders with the opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers every year.

As discussed under the heading “Compensation Discussion and Analysis,” our executive compensation and benefit programs are designed to attract, motivate and retain a talented management team and to appropriately reward individual contributions to the achievement of our strategic goals. The Board believes this approach establishes a solid alignment of our executives’ and stockholders’ interests.

We use the following principles in the design and administration of our executive compensation program:

•	Competitiveness – Our compensation programs are designed to ensure we can attract, motivate and retain the talent needed to lead and grow the business. Targets for base salary, short-term and long-term compensation are generally based on median (50th percentile) market levels.

•	Support Business Objectives, Strategy and Values – Ultimately our compensation program is designed to drive the achievement of annual business objectives, support the creation of long-term value for our stockholders, and promote and encourage behavior consistent with our core values and guiding principles.

•	Pay for Performance – While we establish target pay levels at or near the median or 50th percentile market levels for target level performance, our plans provide the opportunity for significantly greater rewards for outstanding performance. At the same time, performance that does not meet expectations is not rewarded.

•	Individual Performance – In addition to objective company-wide, business unit and operating unit financial measures, our programs emphasize individual performance and the achievement of personal objectives.

•	Integrated Approach – We look at compensation in total and strive to achieve an appropriate balance of immediate, short-term and long-term compensation components, with the ultimate goal of aligning executive compensation with long-term stockholder value.

Approval of this advisory vote requires the affirmative vote of the majority of shares present in person or by proxy at the Annual Meeting and entitled to vote for the adoption of this proposal. The Board unanimously recommends a vote “For” the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

The Board welcomes our stockholders’ views on this subject, and will carefully consider the outcome of this vote. However, as an advisory vote, the outcome is not binding on us or the Board.

PROPOSAL NUMBER 4: Advisory Vote on the Frequency of a Future Advisory Votes on Executive Compensation

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and Rule 14a-21 promulgated thereunder, we are also including in this proxy statement a separate proposal to enable our stockholders to vote, on an advisory and non-binding basis, for their preference as to how frequently we should seek future say-on-pay advisory votes on the compensation of our Named Executive Officers. Stockholders may indicate whether future advisory votes on executive compensation should occur every one, two or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

This advisory vote on the frequency of future say-on-pay votes must be provided to stockholders at least once every six years. At our 2011 annual meeting, we sought an advisory vote from our stockholders on whether future advisory votes on executive compensation of the nature reflected in Proposal 4 should occur every year, every two years or every three years. The one-year option received the greatest number of votes, and the Board confirmed that advisory votes on executive compensation would be held on an annual basis.

Our Board continues to believe that a frequency of every “1 year” for the advisory vote on executive compensation is the most appropriate policy for our company. The Board believes that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstaining. Stockholders will not be voting to approve or disapprove our Board’s recommendation.

The option of one year, two years or three years that receives the greatest number of votes will be considered the preferred option of stockholders. Although this advisory vote on the frequency of the say-on-pay vote is non-binding, our Board will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation. The Board unanimously recommends that you vote to conduct future advisory votes on executive compensation every year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

The son of James H. Miller, an independent member of our Board, is employed by a subsidiary of the Company in a non-executive officer position and, since the beginning of fiscal 2017, received total cash compensation in excess of $120,000. In addition, the son of Joseph F. Montalbano, our Chief Operating Officer, is employed by a subsidiary of the Company in a non-executive officer position and, since the beginning of fiscal 2017, received total cash compensation in excess of $120,000. The Audit Committee reviewed and ratified the employment relationship of Mr. Miller’s son and Mr. Montalbano’s son. In approving these relationships, the Audit Committee considered the following:

•	The compensation and other terms of employment of Mr. Miller’s and Mr. Montalbano’s immediate family members are determined on a basis consistent with the Company’s human resources policies and are comparable to other Company employees at similar levels.

•	Mr. Miller’s son was employed by a subsidiary of the Company prior to the time Mr. Miller joined the Board.

•	Mr. Montalbano’s son was selected from a pool of qualified candidates and does not report directly to his father.

On September 5, 2017, John D. Chandler, a member of our Board since June 20, 2017, became Senior Vice President and Chief Financial Officer of The Williams Companies, Inc. (“Williams”) and of WPZ GP LLC, the general partner of Williams Partners, L.P. We performed approximately $0.2 million of work for subsidiaries of Williams in fiscal 2017. The Audit Committee reviewed and ratified the transactions between subsidiaries of Williams and us. In approving these transactions, the Audit Committee considered the following:

•	The work performed by us on behalf of subsidiaries of Williams in fiscal 2017 occurred before Mr. Chandler became a member of our Board and before Mr. Chandler was employed as an executive officer of Williams.

•	The transactions between us and subsidiaries of Williams were negotiated entirely at arm’s length.

•	The transactions were insignificant to each of Williams and Matrix, and Mr. Chandler has no personal interest in the transactions.

•	The transactions will in no way impair the ability of Mr. Chandler to act in our best interests.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Corporate Governance Guidelines, which are available on the Corporate Governance page in the Investor Relations section of our website, matrixservicecompany.com, provide that the Company shall conduct an appropriate review of all transactions with related persons for potential conflict of interest situations on an ongoing basis, and all such transactions shall be approved by the Audit Committee or another independent body of the Board. The Corporate Governance Guidelines further provide that the term “transactions with related persons” refers to all transactions which are required to be disclosed pursuant to Item 404 of Regulation S-K.

In the course of its review and approval or ratification of a transaction, the Audit Committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the significance of the transaction to the related person;

•	the significance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Committee deems appropriate.

Our Corporate Governance Guidelines also provide that each director and executive officer is required to complete a Director and Officer Questionnaire on an annual basis, and to update such information when the questionnaire responses become incomplete or inaccurate. The Director and Officer Questionnaire requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 31, 2017, certain information with respect to the shares of common stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock, (ii) each director and director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table herein and (iv) all directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, each of the persons listed below has sole voting and investment power with respect to the shares listed.

Identity of Beneficial Owner	Shares Beneficially Owned		Calculated Ownership % (1)
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,364,054	(2)	12.6%
Royce & Associates, LP 745 Fifth Avenue New York, NY 10151	2,008,520	(3)	7.5%
Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 78746	1,845,596	(4)	6.9%
LSV Asset Management 155 North Wacker Drive, Suite 4600 Chicago, IL 60606	1,808,750	(5)	6.8%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	1,385,209	(6)	5.2%
Michael J. Hall	76,100	(7)	*
I. Edgar Hendrix	29,800	(7)	*
Tom E. Maxwell	38,329	(7)	*
Jim W. Mogg	14,700	(7)	*
James H. Miller	1,825	(7)	*
John W. Gibson	—	(7)	*
John D. Chandler	—	(7)	*
Martha Z. Carnes	—	(7)	*
John R. Hewitt	178,173	(7)	*
Joseph F. Montalbano	48,635	(7)	*
Kevin S. Cavanah	87,714	(7)	*
James P. Ryan	50,010	(7)	*
Jason W. Turner	35,714	(7)	*
All directors, director nominees and executive officers as a group (17 persons)	656,405	(7)	2.5%

*	Indicates ownership of less than one percent of the outstanding shares of common stock.
(1)	Shares of common stock which were not outstanding but which could be acquired by an executive officer upon exercise of an option within 60 days of August 31, 2017 are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.
(2)	Information is as of December 31, 2016 and is based on the Schedule 13G/A dated January 12, 2017 filed by BlackRock, Inc. (“BlackRock”). BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). BlackRock has sole voting power over 3,289,944 shares and sole dispositive power over all of the shares shown.
(3)	Information is as of December 31, 2016 and is based on the Schedule 13G/A dated January 11, 2017 filed by Royce & Associates, LP. (“Royce”). Royce is a registered investment adviser. Royce has sole voting and dispositive power over all of the shares shown.
(4)	Information is as of December 31, 2016 and is based on the Schedule 13G dated February 9, 2017 filed by Dimensional Fund Advisors LP (“Dimensional”). Dimensional is a registered investment adviser. Dimensional has sole voting power over 1,742,152 shares and dispositive power over all of the shares shown.
(5)	Information is as of December 31, 2016 and is based on the Schedule 13G dated February 6, 2017 filed by LSV Asset Management (“LSV”). LSV is a registered investment adviser. LSV has sole voting power over 1,094,617 shares and dispositive power over all of the shares shown.

(6)	Information is as of December 31, 2016 and is based on the Schedule 13G dated February 10, 2017 filed by The Vanguard Group (“Vanguard”). Vanguard is a registered investment advisor. Vanguard has sole voting power over 32,200 shares, sole dispositive power over 1,353,258 shares, shared voting power over 1,294 shares and shared dispositive power over 31,951 shares.
(7)	Includes the following shares of common stock that are issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days after August 31, 2017: Mr. Cavanah – 16,850 shares; Mr. Montalbano—21,050 shares; Mr. Turner—8,000 shares; 17 directors and executive officers as a group – 63,050 shares. Also includes the following shares of common stock that are issuable upon the vesting of RSUs within 60 days after August 31, 2017: 17 directors and executive officers as a group—1,490 shares.

Equity Ownership Guidelines

The Board believes that our executive officers should demonstrate their commitment to and belief in the Company’s long-term profitability. Accordingly, each executive officer is expected to maintain a significant investment in the Company through the ownership of Company stock. Stock ownership more closely aligns our executive officers’ interests and actions with the interests of the Company’s stockholders.

Our Equity Ownership Guidelines, which were most recently revised in August 2011, and were reviewed and reaffirmed in August 2014 are as follows:

•	Amount of Ownership – Defined as a multiple of the individual’s base salary as noted below. These multiples represent the minimum amount of Company stock an executive officer should seek to acquire and maintain:

President/CEO	5 times base salary
CFO/COO/Presidents of the three principal operating subsidiaries	3 times base salary
All other executive officers	1 times base salary

•	Timing: The executive officers have until five years after the date of their appointment as an executive officer to acquire the ownership levels discussed above. Thereafter, they are expected to retain this level of ownership during their tenure with the Company. Compliance will be evaluated on an annual basis as of June 30 of each year.

•	Eligible Forms of Equity:

•	shares owned separately by the executive officer or owned either jointly with, or separately by, his or her immediate family members residing in the same household;

•	shares held in trust for the benefit of the executive officer or immediate family members;

•	shares purchased in the open market;

•	shares purchased through the Company’s Employee Stock Purchase Plan;

•	vested and unvested time-based restricted stock or RSUs;

•	unvested performance or market based performance units, restricted stock or RSUs but only to the extent that the Company recognizes compensation expense with respect to such performance units, restricted stock or RSUs; and

•	the in-the-money value of vested and unexercised stock options.

All of our executive officers have met the equity ownership guidelines as of June 30, 2017.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to report their initial ownership of the common stock and any subsequent changes in ownership of the common stock with the SEC and NASDAQ and to furnish the Company with a copy of each such report.

To the Company’s knowledge, based solely on the Company’s review of the copies of such reports received by the Company and on written representations by certain reporting persons that no other reports were required during and with respect to fiscal 2017, all Section 16(a) filing requirements applicable to its executive officers and directors, and 10% stockholders were complied with on a timely basis.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table provides information concerning the Company’s common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans as of June 30, 2017.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		Weighted-average exercise price of outstanding options, warrants and rights (2)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a	)	(b	)	(c	)
Equity compensation plans approved by stockholders	1,092,603		$10.19		1,716,934
Equity compensation plans not approved by stockholders	—		N/A		—

Total	1,092,603		$10.19		1,716,934	(3)

(1)	Includes 605,580 RSUs and 389,773 performance units, which have no exercise price. The amount included assumes that target level performance is achieved under outstanding performance units for which performance has not yet been determined. Also includes 97,250 share options with an exercise price of $10.19.
(2)	Excludes the shares issuable upon the vesting of RSUs and performance units for which there is no weighted-average price.
(3)	Represents the total number of shares available for issuance under the Matrix Service Company 2016 Stock and Incentive Compensation Plan. Of the 1,716,934 shares available for issuance, all may be awarded as stock options, stock appreciation rights, restricted stock, RSUs, performance shares or performance units.

PROPOSALS OF STOCKHOLDERS

A proposal of a stockholder intended to be presented at the Company’s 2018 Annual Meeting of Stockholders must be received at the Company’s principal executive offices no later than May 18, 2018, if the proposal is to be considered for inclusion pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 14a-8”), in the Company’s proxy statement and proxy card for such meeting.

In accordance with the Bylaws, any stockholder who intends to present a proposal at the Company’s 2018 Annual Meeting of Stockholders and has not sought inclusion of the proposal in the Company’s proxy statement and accompanying proxy pursuant to Rule 14a-8, must provide the Secretary of the Company with notice of such proposal in order for such proposal to be properly brought before the meeting, no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of such annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

OTHER MATTERS

Matters That May Come Before the Annual Meeting

The Board knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If, however, any other matter requiring a vote of stockholders arises, the persons named in the accompanying proxy card will vote thereon in accordance with their best judgment. The enclosed proxy card confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

Availability of Form 10-K

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 is first being mailed to stockholders on or about September 26, 2017 and accompanies this proxy statement. In addition, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017 may be found by visiting the Company’s website at matrixservicecompany.com.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of banks and brokers with account holders who are Company stockholders may be “householding” the Company’s proxy materials and annual report. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, or direct your written request to Matrix Service Company, 5100 East Skelly Drive, Suite 500, Tulsa, Oklahoma, 74135, Attention: Secretary, Kevin S. Cavanah, or telephone at (918) 838-8822 and the Company will deliver a separate copy of the annual report or proxy statement upon request. Stockholders who currently receive multiple copies of the proxy statement and annual report at their address and would like to request “householding” of their communications should contact their bank or broker.

Forward-Looking Statements

Certain statements contained in this Proxy Statement are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management’s current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact; actual results may differ materially due in part to the risk factors set forth in Item 1A of the 2017 Form 10-K. These forward-looking statements can be identified by the use of words “believes,” “intends,” “expects,” “anticipates,” “projects,” “estimates,” “predicts” and similar expressions. These forward-looking statements include, among others, such things as:

•	the impact to our business of crude oil and other commodity prices;

•	amounts and nature of future revenues and margins from each of our segments; and

•	trends in the industries we serve.

These statements are based on certain assumptions and analyses we made in light of our experience and our historical trends, current conditions and expected future developments as well as other factors we believe are appropriate. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties which could cause actual results to differ materially from our expectations, including:

•	economic, market or business conditions in general and in the oil, gas, power, iron and steel and mining industries in particular;

•	reduced creditworthiness of our customer base and the higher risk of non-payment of receivables due to low prevailing crude oil and other commodity prices;

•	the inherently uncertain outcome of current and future litigation;

•	the adequacy of our reserves for contingencies;

•	changes in laws or regulations; and

•	other factors, many of which are beyond our control.

Consequently, all of the forward-looking statements made in this proxy statement are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences or effects on our business operations. We assume no obligation to update publicly, except as required by law, any such forward-looking statements, whether as a result of new information, future events or otherwise.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on October 31, 2017

Stockholders may view this proxy statement, the enclosed proxy card and our 2017 Annual Report to Stockholders over the Internet by accessing our website at matrixservicecompany.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board,

Kevin S. Cavanah Secretary

September 15, 2017

Tulsa, Oklahoma

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. MATRIX SERVICE COMPANY     5100 EAST SKELLY DRIVE    ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS SUITE 500    If you would like to reduce the costs incurred by our company in mailing proxy TULSA, OK 74135     materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the The Board of Directors recommends you vote FOR     nominee(s) on the line below. the following:     0 0 0 1.    Election of Directors Nominees     01    Martha Z. Carnes 02 John D. Chandler 03 John W. Gibson 04 John R. Hewitt 05 Tom E. Maxwell 06    James H. Miller 07 Jim W. Mogg The Board of Directors recommends you vote FOR proposals 2 and 3.     For Against Abstain 2.    To ratify the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting 0 0 0
firm for fiscal 2018.     3.    To conduct an advisory vote on executive compensation. 0 0 0 The Board of Directors recommends you vote 1 YEAR on the following proposal:     1 year 2 years 3 years Abstain 4.    To conduct an advisory vote regarding the frequency for which stockholders will have an advisory vote to 0 0 0 0 approve the compensation paid to certain executive officers.     NOTE: At their discretion, the proxies are authorized to vote upon such other business as may properly come before     the meeting or any postponements of adjournments thereof.     17     Yes No .     1     .     0     . Please indicate if you plan to attend this meeting    0 0 R1     1 Please sign exactly as your name(s) appear(s) hereon. When signing as     attorney, executor, administrator, or other fiduciary, please give full     title as such. Joint owners should each sign personally. All holders must     sign. If a corporation or partnership, please sign in full corporate or     0000344534 partnership name by authorized officer.     Signature [PLEASE SIGN WITHIN BOX] Date     Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com MATRIX SERVICE COMPANY Annual Meeting of Stockholders October 31, 2017 2:00 PM Central Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Kevin S. Cavanah and John R. Hewitt, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MATRIX SERVICE COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 2:00 PM Central Time on October 31, 2017 at 5100 East Skelly Drive, Tulsa, Oklahoma 74135, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side